Exhibit 10.5

STOCK PURCHASE AGREEMENT

by and among

QUANTA SERVICES, INC.,

CC SCN FIBER LLC

and

CROWN CASTLE INTERNATIONAL CORP.

As of April 29, 2015

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms 1

SECTION 1.02.	Definitions 14

SECTION 1.03.	Interpretation and Rules of Construction 15

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.	Purchase and Sale of the Shares 16

SECTION 2.02.	Purchase Price 16

SECTION 2.03.	Closing 16

SECTION 2.04.	Closing Deliveries by the Seller 17

SECTION 2.05.	Closing Deliveries by the Purchaser 17

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

SECTION 3.01.	Organization, Authority and Qualification of the Seller 18

SECTION 3.02.	Organization, Authority and Qualification of the Company 18

SECTION 3.03.	Subsidiaries 19

SECTION 3.04.	Capitalization 19

SECTION 3.05.	No Conflict 21

SECTION 3.06.	Governmental Consents and Approvals 21

SECTION 3.07.	Financial Information 21

SECTION 3.08.	Absence of Undisclosed Liabilities 22

SECTION 3.09.	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions 22

SECTION 3.10.	Litigation 23

SECTION 3.11.	Compliance with Laws; Permits 23

SECTION 3.12.	Environmental Matters 24

SECTION 3.13.	Material Contracts 26

SECTION 3.14.	Intellectual Property 28

SECTION 3.15.	Real Property 30

SECTION 3.16.	Assets 30

SECTION 3.17.	Employee Benefit Matters 31

SECTION 3.18.	Labor and Employment Matters 34

SECTION 3.19.	Taxes 35

SECTION 3.20.	Insurance 37

i

SECTION 3.21.	Affiliate Transactions; Intercompany Arrangements 37

SECTION 3.22.	Brokers 37

SECTION 3.23.	Illegal Payments 37

SECTION 3.24.	No Other Representations and Warranties 38

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND PARENT

SECTION 4.01.	Organization and Authority of the Purchaser and Parent 38

SECTION 4.02.	No Conflict 39

SECTION 4.03.	Governmental Consents and Approvals 39

SECTION 4.04.	Communications Licenses Qualifications 39

SECTION 4.05.	Investment Purpose 40

SECTION 4.06.	Financing 40

SECTION 4.07.	Litigation 40

SECTION 4.08.	Brokers 40

SECTION 4.09.	Solvency 40

SECTION 4.10.	Independent Investigation 40

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.	Conduct of Business 41

SECTION 5.02.	Access to Information 45

SECTION 5.03.	Confidentiality 47

SECTION 5.04.	Regulatory and Other Authorizations; Notices and Consents 48

SECTION 5.05.	Intellectual Property 51

SECTION 5.06.	Releases 53

SECTION 5.07.	Intercompany Arrangements 53

SECTION 5.08.	Transition Services 54

SECTION 5.09.	Vehicle Leases 54

SECTION 5.10.	Release from Credit Support Instruments 54

SECTION 5.11.	Director and Officer Indemnification and Insurance 56

SECTION 5.12.	Disclosure Schedule 57

SECTION 5.13.	Rights to Attorney-Client Privileged Communications;
Waiver of Conflicts    58

SECTION 5.14.	Closing 58

SECTION 5.15.	Further Action 58

SECTION 5.16.	Exclusivity 59

SECTION 5.17.	Non-Competition; Non-Solicitation 59

SECTION 5.18.	Excluded Equity Interests 60

SECTION 5.19.	Earnings and Profits 61

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01.	Benefits 61

ARTICLE VII

TAX MATTERS

SECTION 7.01.	Indemnity 63

SECTION 7.02.	Returns and Payments 64

SECTION 7.03.	Refunds 66

SECTION 7.04.	Contests 67

SECTION 7.05.	Time of Payment 67

SECTION 7.06.	Tax Cooperation and Exchange of Information 67

SECTION 7.07.	Conveyance Taxes 68

SECTION 7.08.	No Section 338 Election 68

SECTION 7.09.	Miscellaneous 68

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.	Conditions to Obligations of the Seller 69

SECTION 8.02.	Conditions to Obligations of Parent and the Purchaser 71

SECTION 8.03.	Frustration of Closing Conditions 72

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.	Survival of Representations and Warranties 72

SECTION 9.02.	Indemnification by the Seller 73

SECTION 9.03.	Indemnification by the Purchaser 74

SECTION 9.04.	Limits on Indemnification 74

SECTION 9.05.	Notice of Loss; Third Party Claims 75

SECTION 9.06.	Exclusive Remedy 76

SECTION 9.07.	Certain Other Indemnification Matters 77

ARTICLE X

TERMINATION

SECTION 10.01.	Termination 77

SECTION 10.02.	Effect of Termination 78

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.	Expenses 79

SECTION 11.02.	Notices 79

SECTION 11.03.	Public Announcements 80

SECTION 11.04.	Severability 80

SECTION 11.05.	Entire Agreement 80

SECTION 11.06.	Assignment 81

SECTION 11.07.	Amendment 81

SECTION 11.08.	Waiver 81

SECTION 11.09.	No Third Party Beneficiaries 82

SECTION 11.10.	Specific Performance 82

SECTION 11.11.	Governing Law 82

SECTION 11.12.	Waiver of Jury Trial 83

SECTION 11.13.	Currency 83

SECTION 11.14.	Counterparts 83

SECTION 11.15.	Non-Recourse 83

Exhibit A - Transition Services Agreement

This STOCK PURCHASE AGREEMENT, dated as of April 29, 2015, is made and entered into by and among QUANTA SERVICES, INC., a Delaware corporation (the “Seller”), Crown Castle International Corp., a Delaware corporation (“Parent”), and CC SCN Fiber LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the “Purchaser”).
WHEREAS, the Seller owns all of the issued and outstanding equity interests (the “Shares”) of Quanta Fiber Networks, Inc., a Delaware corporation (the “Company”), as set forth in Section 3.04(a) of the Disclosure Schedule;
WHEREAS, the Company, through the Subsidiaries, is engaged in the ownership, operation and maintenance of certain high density fiber optic networks at various locations in the United States; and
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller, Parent and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Certain Defined Terms. For purposes of this Agreement:
“Action” means any audit, examination, claim, action, suit, arbitration, formal inquiry or proceeding by or before any mediator, arbitrator or Governmental Authority.
“Additional Credit Support Instruments” means any credit support instruments of the type set forth in Section 5.10(a) of the Disclosure Schedule (including any letter of credit issued pursuant to the Seller Credit Facility and any bond issued pursuant to the Seller Surety Bond Facility) entered into after the date of this Agreement, and prior to the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, by the Seller or any of its Affiliates on behalf of or for the benefit of the Company or any Subsidiary, to the extent permitted in accordance with Section 5.01(b)(xvii).
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, with respect to the Seller and Parent, that no stockholder of the Seller or Parent shall be deemed to be an Affiliate of the Seller or Parent solely by virtue of such Person’s ownership of any capital stock of the Seller or Parent, respectively.

“Agreement” or “this Agreement” means this Stock Purchase Agreement among the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.07.
“Alternative Acquisition Proposal” means any inquiry, indication of interest, proposal or offer from any Person (other than Parent or any of its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any (a) acquisition of assets or businesses that constitute or represent 10% or more of the total revenue, net income, EBITDA or assets of the Company and the Subsidiaries, taken as a whole, (b) acquisition of 10% or more of the outstanding Capital Stock of the Company, or any class of Capital Stock of any of the Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (a) above, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, in each case of clauses (a), (b) and (c), other than the transactions contemplated by this Agreement.
“Ancillary Agreement” means the Transition Services Agreement.
“Assets” means the assets and properties of the Company and the Subsidiaries.
“Business” means the business of providing premium bandwidth services and private fiber optic networks through the use of the Assets to commercial, non-profit and K-12 customers and to other telecommunications carriers in certain major metropolitan areas within or between the states or commonwealths of California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, New York, Ohio, Pennsylvania and Virginia and Washington, D.C.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in the City of Houston, Texas or New York, New York are required or authorized by applicable Law to be closed.
“Capex Adjustment” means an amount equal to (i) the Capex Planned Amount, minus (ii) the aggregate amount of all capital expenditures actually incurred by the Company and the Subsidiaries from and after the date of this Agreement and prior to the Closing Date; provided that, in the event clause (ii) is greater than clause (i), the Capex Adjustment shall be deemed to be zero.
“Capex Planned Amount” means the product of (i) the number of calendar days between the date of this Agreement and the Closing Date, and (ii) $133,333.33.
“Capital Stock” means, with respect to a Person that is not an individual, any equity interests in such Person, including common stock, preferred stock, membership interests, limited liability company interests, profit sharing interests or partnership interests.
“Change of Control Payments” means the change of control, bonus or other similar payments that are paid or payable by the Seller or any of its Affiliates (including the Company and any of the Subsidiaries) to any employee of the Company or the Subsidiaries, whether paid prior to, at or after the Closing, as a result of the transactions contemplated by this Agreement or as otherwise mutually agreed by the parties at or prior to the Closing, in the aggregate amount determined and calculated in accordance with Section 1.01(v) of the Disclosure Schedule, as it may be amended or supplemented from time to time prior to the Closing Date by mutual agreement of the parties.
“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
“Closing Date” means the date on which the Closing takes place.
“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness of the Company and the Subsidiaries as of immediately prior to the Closing; provided that, Closing Indebtedness shall be determined after giving effect to the release of all Credit Support Instruments released at or in connection with the Closing.
“Code” means the Internal Revenue Code of 1986.
“Commonly Controlled Entity” means any Person that, together with the Company or any of the Subsidiaries, is treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Communications Licenses” means all permits, approvals, identification numbers, licenses, certificates, franchises, qualifications, waivers, registrations and other authorizations and similar rights related to the ownership of telecommunication assets or provision of telecommunication services issued, granted or obtained by or from the FCC and any State PUC.
“Company Communications Licenses” means all the Communications Licenses of the Company and the Subsidiaries material to the operation of the Business as it is currently conducted, as set forth under Section 3.11(b) of the Disclosure Schedule.
“Company E&P” means the earnings and profits of the Company and the Subsidiaries accumulated in a “separate return limitation year” (as defined in Section 1.1502-1(f) of the Regulations) or that has not otherwise “tiered up” (within the meaning of Section 1.1502-33 of the Regulations) as of the Closing Date.
“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.
“Company IP Agreements” means (a) licenses of Owned Intellectual Property by the Company or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Subsidiary, or by the Seller or any Affiliate of the Seller (other than the Company or a Subsidiary) to the Company or a Subsidiary, (c) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings specifically governing the use, validity or enforceability of Owned Intellectual Property.
“control” (including the terms “controlling”, “controlled by” and “under common control with” and words of similar import), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 430(k) or 4971 of the Code, (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code and (e) any state or local Law similar to the foregoing clauses (a) through (d).
“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“End Date” means the Initial End Date unless extended in accordance with Section 10.01(c), in which case the End Date shall be the applicable date determined in accordance with Section 10.01(c).
“Environment” means surface waters, groundwaters, soil, sediments, subsurface strata, ambient air and any other environmental media.
“Environmental Claims” means any Claims relating in any way to the Environment or any Environmental Law, any Hazardous Material or any Environmental Permit, including (a) any and all Claims for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to, or alleging a failure to comply with or liability under, any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws relating to pollution, the Environment, health, safety, flora, fauna, biota, threatened or endangered species, wetlands, natural resources or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., including any regulations thereunder, and any similar state or local Laws.
“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.
“E-Rate” means the Universal Service program for Schools and Libraries administered by the Universal Service Administrative Company on behalf of the FCC pursuant to Section 254 of the Communications Act of 1934, as amended, 47 U.S.C. § 254.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Contract” means (i) any contract or agreement set forth in Section 1.01(iii) of the Disclosure Schedule, including any such Seller national accounts, Seller insurance policies, Seller benefit plans, or any contract or agreement between or among the Company or any Subsidiary, on the one hand, and any third party, the Seller or any officer, director, or Affiliate (other than the Company and Subsidiaries) of the Seller, on the other hand, that will be terminated, or amended or otherwise modified to exclude the Company and Subsidiaries as parties thereto, at or prior to the Closing, and (ii) this Agreement and the Ancillary Agreement.
“Excluded Taxes” means (i) all Taxes of the Company or any Subsidiary for any Pre-Closing Period and, with respect to any Straddle Period, allocable to the portion of the period ending on the Closing Date as determined under Section 7.01(b); (ii) all Taxes of the Seller or any other Person (other than the Company or any Subsidiary) for which the Company or any Subsidiary may be liable by reason of being a member of a consolidated, combined, unitary, affiliated or similar group that includes the Seller or such other Person prior to the Closing, by reason of entering into a Tax sharing, Tax indemnity or similar agreement, the principal purpose of which is the sharing or indemnification of Taxes, with the Seller or such other Person prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken prior to the Closing; and (iii) Taxes imposed on the Purchaser or the Company or any Subsidiary as a result of any breach of warranty or misrepresentation under Section 3.19 hereof, or breach by the Seller of any covenant relating to Taxes.
“FCC” means the United States Federal Communications Commission.

“Fiber” means fiber optic cabling and conduits (or rights thereto) held by the Company or a Subsidiary or acquired by the Company or a Subsidiary from a third party by lease, indefeasible right of use or otherwise.
“Financial Statements” means the unaudited condensed, combined and consolidated balance sheets of the Company for each of the fiscal years ended as of December 31, 2012, 2013 and 2014 and the related unaudited condensed, combined and consolidated income statements and statements of cash flows of the Company, in each case excluding Nova NextGen Solutions, set forth in Section 1.01(iv) of the Disclosure Schedule.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, applied consistently throughout the periods involved.
“Governmental Authority” means any U.S. federal, state, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and (b) any other chemicals, materials or substances that are regulated or for which Liability is imposed by or under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, branch profits or capital Taxes.
“Income Tax Return” means a Tax Return relating to Income Taxes.
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable managed in the ordinary course of business and consistent with past practice or which are being contested in good faith by appropriate action and for which reserves have been maintained in accordance with GAAP and other current liabilities of such Person set forth on the balance sheet thereof prepared in accordance with GAAP (other than any indebtedness of such Person for borrowed money), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) any obligations of other Persons secured by any Encumbrance on any property or asset of such Person, whether or not such obligation is assumed by such Person, (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (for the avoidance of doubt, excluding the future implicit interest rate component of a capital lease), (f) all obligations to reimburse the issuer thereof for amounts drawn and actually funded in respect of such Person under performance, surety or other bonds, or acceptance, letter of credit or similar facilities, to the extent that such amounts have not been repaid to the surety or lender, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all net obligations of such Person under any interest rate protection, currency protection, or commodity hedging agreements or arrangements (including any swaps, forward contracts, caps, floors, collars and similar agreements or arrangements), and (i) all guarantees issued by such Person in respect of Indebtedness of others referred to in clauses (a) through (h) above; provided, however, that with respect to the Company and the Subsidiaries, Indebtedness shall not include any Intercompany Indebtedness.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Seller pursuant to Section 9.02 or Parent and the Purchaser pursuant to Section 9.03, as the case may be.
“Independent Accounting Firm” means Ernst & Young LLP or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Seller, Parent and the Purchaser, another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser.
“Intellectual Property” means (i) patents, patent applications, patent disclosures, inventions and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software (including source code and executable code), and copyrightable works and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets, research and development information, specifications, designs, technical data, know‑how and invention rights, and (v) copies and tangible embodiments of the Intellectual Property referred to in clauses (i) through (iv) above (in whatever form or medium).
“Intercompany Indebtedness” means any intercompany indebtedness, obligations or guarantees (i) between or among any of the Company and the Subsidiaries or (ii) between or among the Company or any Subsidiary, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Subsidiaries), on the other hand, that, in the case of clause (ii), will be contributed to equity or forgiven at or prior to the Closing, other than trade accounts payable incurred in the ordinary course of business and consistent with past practice.
“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, injunction, decree, requirement or rule of law (including common law).
“Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company or Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, but excluding any agreements related to access or attachment to utility poles or to placing fiber within underground conduits or across easements, any rights of way from any Person and any co-occupancy rights, colocation rights, regeneration site rights, interconnection rights and indefeasible rights to use.
“Leased Vehicle” means any vehicle leased by, or by the Seller or any Remaining Subsidiary solely on behalf of, the Company or any Subsidiary, which vehicles are listed in Section 1.01(i) of the Disclosure Schedule.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Licensed Intellectual Property” means Intellectual Property licensed by a third party to the Company or any Subsidiary pursuant to any applicable Company IP Agreements or licensed by the Seller or an Affiliate of the Seller (other than the Company or any Subsidiary) to the Company or any Subsidiary; provided, however, that Licensed Intellectual Property does not include any Licensed Seller Intellectual Property.
“Licensed Seller Intellectual Property” means any Intellectual Property that is licensed by a third party to the Seller or an Affiliate of the Seller (other than the Company or any Subsidiary) that is used by the Company or a Subsidiary as an Affiliate of such licensee in order to operate its Business.
“Material Adverse Effect” means any event, development, occurrence, condition, change or effect that, individually or in the aggregate: (a) has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of the Company and Subsidiaries, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement, or (b) would reasonably be expected to materially and adversely affect the ability of the Purchaser to operate or conduct the Business of the Company and Subsidiaries, taken as a whole, substantially in the manner in which it is currently operated or conducted by the Company and Subsidiaries; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant, condition or agreement that is qualified by the term “Material Adverse Effect” or whether a Material Adverse Effect has occurred or would reasonably be expected to occur for the purposes of

Section 8.02(f): (A) events, developments, occurrences, conditions, changes or effects that generally affect the industries in which the Company or Subsidiaries operate (including legal and regulatory changes); (B) general business or economic conditions or events, developments, occurrences, conditions, changes or effects, whether or not affecting the industry in which the Company and the Subsidiaries operate; (C) events, developments, occurrences, conditions, changes or effects arising from or relating to any changes in financial, banking, securities or commodities markets, including any disruptions thereof and any changes in any prices therein; (D) changes in, or changes in interpretations of, GAAP or other accounting standards and any events, developments, occurrences, conditions, changes or effects arising therefrom or related thereto; (E) changes in, or changes in interpretations of, applicable Law, and any events, developments, occurrences, conditions, changes or effects arising therefrom or related thereto; (F) events, developments, occurrences, conditions, changes or effects arising from or relating to national or international political conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any such acts of war, armed hostilities or terrorism under way as of the date of this Agreement; (G) earthquakes or other natural disasters and other force majeure events in the United States or any other country; (H) any event, development, occurrence, condition, change or effect resulting from an action required by this Agreement; (I) any event, development, occurrence, condition, change or effect resulting from or relating to the announcement of this Agreement (including any actions taken by customers, suppliers or other business relations as a result thereof); (J) any failure of the Company or any Subsidiaries to meet, with respect to any period or periods, any forecasts or projections, estimates of earnings or revenues, or business plans and any events, developments, occurrences, conditions, changes or effects arising therefrom or related thereto (provided that the underlying cause for any such failure shall not be excluded by this clause (J)); (K) any action taken or omission to act with the written consent or upon the written request of Parent or the Purchaser (including any action taken or omission to act which are required by this Agreement) and any event, development, occurrence, condition, change or effect arising therefrom or related thereto; (L) any event, development, occurrence, condition, change or effect arising from or relating to any violation or breach by the Purchaser or Parent of this Agreement of which the Purchaser has been provided written notice; or (M) any event, development, occurrence, condition, change or effect arising from or relating to any acquisition or business combination transaction entered into, consummated, or abandoned by any customer of the Company or any of the Subsidiaries or any other provider of telecommunications services in the United States; except, with respect to the foregoing clauses (A), (B), (C), (D), (E), (F) and (G), to the extent that the Company and the Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other comparable fiber providers that primarily provide bandwidth services or fiber optic networks to commercial, non-profit, K-12 (including customers receiving E-Rate subsidies) or telecommunications carrier customers (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, is or would reasonably expected to be, a Material Adverse Effect).
“Non-Disclosure Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of January 12, 2015, between Parent and the Seller.
“Non-Income Taxes” means Taxes other than Income Taxes.

“Nova NextGen Solutions” means Nova NextGen Solutions, LLC, a Delaware limited liability company.
“Owned Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.
“Owned Real Property” means the real property in which the Company or any Subsidiary has a fee title interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Parent Change of Control Payment Allocation” means the amount set forth in Section 1.01(vii) of the Disclosure Schedule.
“Permits” means franchises, grants, authorizations, licenses, permits, ordinances, variances, exceptions, consents, concessions, registrations, clearances, qualifications, waivers, exemptions, certificates, approvals and orders of any Governmental Authority, other than Environmental Permits and Communications Licenses.
“Permitted Encumbrances” means each of the following: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable, or that are being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Encumbrances arising or incurred in the ordinary course of business securing obligations which are not yet due and payable or are being paid in the ordinary course of business and consistent with past practice; (c) pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation or to secure public or statutory obligations; (d) recorded easements, covenants, rights of way, and other similar restrictions that do not adversely affect in any material respect the current use by the Company and the Subsidiaries of the property to which they relate, (e) unrecorded easements, covenants, rights of way, other similar restrictions, imperfections or irregularities of title and minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to Real Property that do not adversely affect in any material respect the current use by the Company and the Subsidiaries of the property to which they relate; (f) zoning, planning, and other similar laws, ordinances, rules, limitations and restrictions, and all rights of any Governmental Authority to regulate Real Property that do not adversely affect in any material respect the current use by the Company and the Subsidiaries of the property to which they relate; (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, and other similar obligations; (h) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and consistent with past practice; (i) any Encumbrance (including any Encumbrance pursuant or relating to any Credit Support Instrument) that is released at or prior to the Closing; (j) any Encumbrance set forth in Section 1.01(ii) of the Disclosure Schedule; (k) co-occupancy rights, colocation rights, regeneration site rights, interconnection rights, licenses, indefeasible rights to use and similar Encumbrances entered into in the ordinary course of business and consistent with past practice by the Company or any Subsidiary; and (l) any other Encumbrances that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, estate, trust, joint venture, unincorporated organization, Governmental Authority or other association, organization or entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Post-Closing Period” means any taxable period beginning after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.
“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.
“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser and Parent made in Section 4.01 (Organization and Authority of the Purchaser and Parent) and Section 4.08 (Brokers).
“Real Property” means the Leased Real Property and the Owned Real Property.
“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.
“Reimbursable Expenses” means an amount (which may be a positive or negative number) equal to (a) any Transaction Expenses, plus (b) the difference between (i) the sum of all Change of Control Payments unpaid as of the Closing (whether or not payable prior to or after the Closing), minus (ii) the Parent Change of Control Payment Allocation, plus (c) the portion of any Conveyance Taxes due by the Seller in accordance with Section 7.07, minus (d) the amount of any filing fees paid by the Seller in connection with the FCC/State PUC Filings.
“Release” means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or migrating through the Environment or into any indoor facility. “Release” does not mean disposal or arrangement for disposal at a third-party site.
“Remaining Subsidiaries” means all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Seller directly or indirectly through one or more intermediaries other than the Company and Subsidiaries.
“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment or (b) perform remedial investigations,

feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.
“Retained Names” means the names and marks “Quanta” and “InfraSource” or any confusingly similar name or mark, and any and all of the trademarks, service marks, domain names, trade names, trade dress, identifying symbols, logos, emblems, signs, insignia and corporate names incorporating the foregoing names or marks, or any confusingly similar name or mark.
“Securities Act” means the Securities Act of 1933.
“SEC” means the Securities and Exchange Commission.
“Seller Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of October 30, 2013, among, inter alia, the Seller, certain subsidiaries of the Seller and the lenders party thereto, as modified and amended from time to time.
“Seller Fundamental Representations” means the representations and warranties of the Seller made in Section 3.01 (Organization, Authority and Qualification of the Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Subsidiaries), Section 3.04 (Capitalization) and Section 3.22 (Brokers).
“Seller’s Knowledge”, “Knowledge of the Seller”, “Knowledge” or similar terms used in this Agreement mean, with respect to any matter in question, the actual knowledge of the Persons listed in Section 1.01(vi) the Disclosure Schedule.
“Seller Surety Bond Facility” means the Underwriting, Continuing Indemnity and Security Agreement, dated as of March 14, 2005, among, inter alia, the Seller, certain subsidiaries of the Seller and Federal Insurance Company, as modified and amended from time to time.
“Significant Customer Fiber Contract” means any contract (other than a master service agreement), service order or similar purchase order or invoice under a master service agreement or other agreement or arrangement (each, a “Customer Fiber Contract”) between the Company or any Subsidiary, on the one hand, and any customer thereof, on the other hand, for (a) the use of Fiber, whether lit or dark, including any indefeasible rights to use or similar arrangement relating to the use of Fiber facilities or related equipment and also including any associated Fiber maintenance services, (b) the Company’s or any Subsidiary’s lease, license or other grant of rights to any such customer to locate equipment within a space owned or controlled by the Company or a Subsidiary or (c) the Company’s or any Subsidiary’s grant to any such customer of the right to connect, using fiber or other cabling, such customer’s network or system equipment located within space leased, licensed or otherwise acquired from the Company or any Subsidiary with network or system equipment located in space owned or controlled by a third party that (i) was one of the 70 largest Customer Fiber Contracts based on the dollar amount received pursuant to such contract, service order or arrangement with respect to the fiscal year ended December 31, 2014 relative to the total revenues of the Company and the

Subsidiaries for such fiscal year or (ii) is reasonably expected by the Seller, as of December 31, 2014, to be one of the 70 largest Customer Fiber Contracts based on the dollar amount expected to be payable pursuant to such contract, service order or arrangement with respect to the fiscal year ending December 31, 2015 relative to the total revenues of the Company and the Subsidiaries expected for such fiscal year.
“Significant Customer Fiber Contract MSA” means any master service agreement (not including any service order or similar purchase order or invoice submitted thereunder) setting forth the terms and conditions relating to any Significant Customer Fiber Contract.
“Stand-Alone Return” means any Tax Return of the Company and the Subsidiaries that is filed on a separate company basis or is filed by a consolidated, combined, unitary, affiliated or similar group of which any of the Company or the Subsidiaries are the only members of the group.
“State PUC” means, with respect to (a) any state or commonwealth of the United States or (b) Washington, D.C., the public service or public utilities commission, or similar state agency, with jurisdiction over the ownership of intrastate telecommunication facilities or the provision of intrastate telecommunications services in such state or commonwealth of the Unites States or in Washington, D.C., as applicable.
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“subsidiary” means, with respect to any Person, any partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other association, organization or entity of which (a) if a corporation, a majority of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof, or (b) if a business entity other than a corporation, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more subsidiaries of such Person or a combination thereof. For purposes of this Agreement, a Person or Persons shall be deemed to have a majority ownership interest in a business entity other than a corporation if such Person or Persons shall be allocated a majority of gains or losses, or shall be or control the general partner or other managing Person, of such business entity.
“Subsidiaries” means each of the subsidiaries of the Company, as set forth in Section 3.03(a) of the Disclosure Schedule, other than Nova NextGen Solutions.
“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required or permitted to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and customs’ duties, tariffs, and similar charges (but excluding federal and state telecommunications regulatory surcharges collected by, or on behalf of, the FCC or State PUCs, including the federal contribution obligations related to the federal Universal Service Fund, Telecommunications Relay Service Fund, North American Numbering Plan Administration and Local Number Portability Administration and substantially similar regulatory funds administered by State PUCs) and (ii) any liability for or in respect of any amounts described in clause (i) by reason of a tax sharing agreement, as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis or as a transferee or a successor by operation of law.
“Transaction Expenses” means the out-of-pocket fees and expenses of the Company and the Subsidiaries (including fees and disbursements of counsel, financial advisors and accountants to the Company and the Subsidiaries) incurred in connection with the transactions contemplated hereby, in each case to the extent unpaid as of the Closing.
“Valid Right” means a right of ownership, use or occupancy arising under fee title, a leasehold interest, an easement (including arising under a statute or other applicable Law), a license, an indefeasible right to use, a colocation right, a co-occupancy right, a conduit right, a pole attachment right, a regeneration site right, an interconnection right or other similar right.
SECTION 1.02.    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Additional Approvals”	8.01(c)
“Closing”	2.03
“Closing Approvals”	8.01(c)
“Company”	Recitals
“Company Contributions”	3.17(f)
“Company E&P Report”	5.19
“Company Plans”	3.17(a)
“Company Releasees”	5.06(a)
“Competitor Business”	5.17(a)
“Credit Support Instruments”	5.10
“ERISA”	3.17(a)
“FCC/State PUC Approvals”	3.06
“FCC/State PUC Filings”	3.06

“Governmental Filings”	5.04(a)
“Initial End Date”	10.01(c)
“Insurance Policies”	3.20
“Loss”	9.02
“Material Contracts”	3.13(a)
“Multiemployer Plan”	3.17(b)
“Multiple Employer Plan”	3.17(b)
“Non-Party Affiliates”	11.15
“Organizational Documents”	3.05
“Parent”	Preamble
“Plans”	3.17(a)
“Pre-Closing Counsel”	5.13
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Reporting Firm”	5.19
“Required Permits”	3.11(b)
“Restricted Person”	5.17(b)
“Retained Credit Instruments”	5.10(b)
“Section 409A Plan”	3.17(g)
“Seller”	Preamble
“Seller Indemnified Party”	9.03
“Seller Marks”	5.05(b)
“Seller Releasees”	5.06(b)
“Seller Representations”	3.24
“Shares”	Recitals
“Tax Action”	7.04(a)
“Third Party Claim”	9.05(b)
“Transferred Employee”	6.01(a)
“Transition Period”	5.05(b)
“Transition Services Agreement”	5.08

SECTION 1.03.    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, and the “date hereof” refers to the date of this Agreement;
(e)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
(h)references to a Person are also to its successors and permitted assigns;
(i)the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
(j)the parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE
SECTION 2.01.    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the Shares, and the Purchaser shall purchase the Shares.
SECTION 2.02.    Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be an amount equal to (a) One Billion Dollars ($1,000,000,000.00), minus (b) the Closing Indebtedness, minus (c) any Capex Adjustment, minus (d) any Reimbursable Expenses. Except as provided in the immediately preceding sentence and in Section 7.09(a) for Tax purposes, the Purchase Price will not be subject to any adjustment (including adjustments with respect to net working capital).
SECTION 2.03.    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Duane Morris LLP, 1330 Post Oak

Boulevard, Suite 800, Houston, Texas at 10:00 A.M. Houston time no later than the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing.
SECTION 2.04.    Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to Parent and the Purchaser:
(a)stock certificates evidencing the Shares of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to Parent and the Purchaser and with all required stock transfer Tax stamps affixed;
(b)executed counterparts of the Ancillary Agreement, to which the Seller is party;
(c)a receipt for the Purchase Price;
(d)a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a) and Section 8.02(f);
(e)letters of resignation, effective as of the Closing, of all of the directors and officers of the Company and each Subsidiary, except for such individuals as shall have been designated in writing prior to the Closing by Parent to the Seller, which letters shall apply solely to the status of such individuals as officers or directors but not as employees; and
(f)a certificate of non-foreign status (in a form reasonably acceptable to Parent and the Purchaser) pursuant to Section 1.1445-2(b)(2) of the Regulations.
Notwithstanding anything in this Agreement to the contrary, any obligation of the Seller pursuant to this Agreement to deliver or make available any item to both the Purchaser and Parent shall be satisfied by delivering or making available such item to either the Purchaser or Parent.
SECTION 2.05.    Closing Deliveries by the Purchaser. At the Closing, Parent and the Purchaser, as applicable, shall deliver or cause to be delivered to the Seller:
(a)the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;
(b)executed counterparts of the Ancillary Agreement, to which the Purchaser is a party; and
(c)a certificate of a duly authorized officer of each of the Purchaser and Parent certifying as to the matters set forth in Section 8.01(a).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
Except as set forth in the corresponding Section of the Disclosure Schedule (it being understood that any matter disclosed in any Section of the Disclosure Schedule will be deemed to be disclosed for purposes of each other Section of this Article III to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would also qualify such other Section), the Seller hereby represents and warrants to Parent and the Purchaser as of the date hereof that:
SECTION 3.01.    Organization, Authority and Qualification of the Seller. The Seller is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business require such licensing or qualification, except to the extent that the failure to be so licensed or qualified and in good standing would not reasonably be expected to have a material adverse effect on the Seller and its subsidiaries, taken as a whole. The execution and delivery of this Agreement and the Ancillary Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller and its stockholders. This Agreement has been, and upon its execution the Ancillary Agreement shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery thereof by, as applicable, the Purchaser, Parent and each other party thereto) this Agreement constitutes, and upon its execution and delivery the Ancillary Agreement shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and as limited by the availability of specific performance and subject to other equitable remedies and the application of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
SECCTION 3.02.    Organization, Authority and Qualification of the Company. The Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business of the Company as it has been and is currently conducted by it. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect, and all such jurisdictions are set forth in Section 3.02 of the Disclosure Schedule. True and correct copies of (a) the certificate of incorporation and by‑laws of the Company, each as in effect on the date hereof, and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the board of directors of the Company since December 31, 2011 have, in each case, been made available by the Seller to Parent and the Purchaser.
SECTION 3.03.    Subsidiaries.
(a)Section 3.03(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized Capital Stock, the number and type of its issued and outstanding Capital Stock and the current ownership of such Capital Stock.
(b)Other than the Subsidiaries and Nova NextGen Solutions, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.
(c)Each Subsidiary: (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
(d)True and complete copies of (i) the certificate of incorporation and by‑laws, or certificate of formation and limited liability company agreement (or similar organizational documents, as applicable) of each Subsidiary, in each case as in effect on the date hereof, and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the boards of directors (or comparable governing bodies) of each Subsidiary since December 31, 2011 have, in each case, been made available by the Seller to Parent and the Purchaser.
(e)Nova NextGen Solutions does not own, hold or otherwise have a right to any assets, properties, agreements or other arrangements (including any fiber optic cabling, conduits or rights thereto) that are necessary or useful to the operation of the Business.
SECTION 3.04.    Capitalization.
(a)Section 3.04(a) of the Disclosure Schedule sets forth: (i) the authorized Capital Stock (and type thereof) of the Company, and (ii) the number of shares (and type)

of Capital Stock of the Company that are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Capital Stock of the Company was issued in violation of any preemptive rights. There are no options, equity awards, phantom equity awards, warrants, convertible securities, interests (economic or otherwise) or other rights, agreements, arrangements or commitments of any character relating to any Capital Stock of the Company (including the Shares) or obligating the Seller or the Company to issue or sell any Capital Stock (including any Shares) or any other interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of Capital Stock or other interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding Capital Stock of the Company and are owned of record and beneficially by the Seller, as set forth in Section 3.04(a) of the Disclosure Schedule. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser will own all the issued and outstanding Capital Stock of the Company free and clear of all Encumbrances (other than any Encumbrances arising due to, or resulting from any action on the part of, Parent, the Purchaser or any of their Affiliates). There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
(b)The stock register of the Company accurately records: (i) the name of each Person owning shares of Capital Stock of the Company and (ii) the certificate number of each certificate evidencing shares of Capital Stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation thereof.
(c)All of the outstanding Capital Stock of each Subsidiary is validly issued, fully paid and, if applicable, nonassessable, and is wholly owned by the Company, whether directly or indirectly. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Capital Stock of any Subsidiary or obligating the Seller or the Company or any Subsidiary to issue or sell any Capital Stock of, or any other interest in, any Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Capital Stock of or any other interests in any Subsidiary.
(d)The stock register of each Subsidiary accurately records: (i) the name of each Person owning any Capital Stock of such Subsidiary and (ii) the certificate number of each certificate evidencing any Capital Stock issued by such Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation thereof.

SECTION 3.05.    No Conflict. Assuming, in the case of clauses (b) and (c) below, compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.06 and the obtaining of all consents set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreement by the Seller do not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, by-laws, certificate of formation or limited liability company agreement (or similar organizational documents, as applicable) (the “Organizational Documents”) of the Seller or the Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order that is in effect on the date of this Agreement applicable to the Seller or the Company or any Subsidiary or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default under or require any consent under, or result in the creation of any Encumbrance on any of the Shares or any of the Assets pursuant to, any Material Contract to which the Company or any Subsidiary is a party or by which any of the Shares or any of such Assets is bound or affected, except, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to (i) be material to the Company and the Subsidiaries, taken as a whole, or (ii) prohibit or prevent (including on the timing contemplated by Section 10.01(c)) the consummation of the transactions contemplated by this Agreement.
SECTION 3.06.    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreement by the Seller do not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the pre-merger notification and waiting period requirements of the HSR Act, (b) the filing or submission of applications, registrations, notifications and reports with or to the FCC and the applicable State PUCs that are necessary or appropriate in connection with the transactions contemplated by this Agreement and the Ancillary Agreement (“FCC/State PUC Filings”), and receipt of all approvals, waivers, orders, authorizations and consents from the FCC and the applicable State PUCs required in connection with the transactions contemplated by this Agreement and the Ancillary Agreement (“FCC/State PUC Approvals”) and (c) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations as will be obtained or made prior to the Closing or which, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to (i) be material to the Company and the Subsidiaries, taken as a whole, or (ii) prohibit or prevent (including on the timing contemplated by Section 10.01(c)) the consummation of the transactions contemplated by this Agreement.
SECTION 3.07.    Financial Information.
(a)True and complete copies of the Financial Statements have been delivered by the Seller to the Purchaser. The Financial Statements (i) present fairly, in all material respects, the combined financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (ii) are derived from and have been prepared in accordance with the underlying books and records of the Company and the Subsidiaries and (iii) except as disclosed in the Financial Statements, have been prepared in accordance with GAAP applied on a basis consistent with the past practices, other than as required for stand-alone or separate company financial statements, of the Company and the Subsidiaries.
(b)The books, records and accounts of the Company and each of the Subsidiaries, all of which have been made available to Parent and the Purchaser to the extent requested by them in writing prior to the date of this Agreement, are true and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with good business practices in all material respects. To the Seller’s Knowledge, the system of internal controls over financial reporting of the Company and the Subsidiaries, taken as a whole, is reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the assets of the Company or the Subsidiaries.
(c)Section 3.07(c) of the Disclosure Schedule sets forth a reconciliation of (i) each of the line items specified in the condensed, combined and consolidated income statement included in the Financial Statements, for each of the fiscal years ended December 31, 2012, 2013 and 2014, to (ii) the applicable line items for the Seller’s “Fiber Optic Licensing and Other” segment for each such fiscal year, as specified in the audited financial statements of the Seller included in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
SECTION 3.08.    Absence of Undisclosed Liabilities. There are no Liabilities of the Company or any Subsidiary (whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP), other than Liabilities (a) that are reflected or reserved against in accordance with GAAP on the Financial Statements, (b) incurred since December 31, 2014 in the ordinary course of business consistent with past practice or (c) that are not, and would not reasonably expected to be, individually or in the aggregate, material to the Company and the Subsidiaries taken as a whole. For the avoidance of doubt, any Liabilities resulting from the ownership or operation of the Business by Parent and its Affiliates (including the Company and the Subsidiaries) after the Closing (including any Liabilities that (i) relate to or result from any breach, default, violation or occurrence occurring after the Closing or arising from an event, circumstance or condition occurring or existing after the Closing that did not exist prior to the Closing, (ii) relate to a warranty or indemnity for which the underlying circumstances relating to the warranty or indemnity claim arose after the Closing, (iii) accrue or relate to the operations of the Business after the Closing, or (iv) are required to be performed after the Closing (and are not required to be performed on or prior to the Closing Date and did not arise from an event, circumstance or condition occurring or existing prior to the Closing)) shall not be deemed to be a breach of this Section 3.08.
SECTION 3.09.    Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.

(a)Except as set forth in Section 3.09(a) of the Disclosure Schedule, since December 31, 2014, the business of the Company and the Subsidiaries (including the Business) has been conducted in the ordinary course and consistent with past practice and there has been no Material Adverse Effect.
(b)Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Company or any of the Subsidiaries has taken any action or failed to take any action, since December 31, 2014 and prior to the date hereof, which, if taken or failed to have been taken after the date hereof, would constitute a breach of Section 5.01(b) without the written consent of the Purchaser.
SECTION 3.10.    Litigation. There are no Actions pending or, to the Seller’s Knowledge, threatened in writing, by or against the Company or any of the Subsidiaries that are, or, if determined adversely to the Company or any Subsidiary, would reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole. None of the Seller, the Company and the Subsidiaries or any of their respective assets or properties, including the Assets, is subject to any Governmental Order that is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole.
SECTION 3.11.    Compliance with Laws; Permits.
(a)The Company and each of the Subsidiaries is in compliance with all applicable Laws (other than Environmental Laws), except where the failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole.
(b)Section 3.11(b) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Company Communications Licenses and all material Permits and Environmental Permits in favor of the Company and the Subsidiaries that are required for the Company and the Subsidiaries to conduct their Business as it is being conducted as of the date hereof (the “Required Permits”). The Required Permits are valid and in full force and effect except where the failure of any Required Permits to be valid and in full force and effect is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole. Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, (i) none of the Company or any of the Subsidiaries is in material default under any Required Permit, (ii) none of the Required Permits other than the Company Communications Licenses contains conditions except for such conditions imposed generally by applicable Law on holders of licenses or permits similar to the Required Permits, and (iii) assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and receipt of all FCC/State PUC Approvals, no Required Permit is subject to suspension, modification (other than immaterial modifications), revocation, or nonrenewal as a result of the consummation of the transactions contemplated by this

Agreement. No Action is pending or, to the Seller’s Knowledge, threatened seeking the revocation or material limitation of any Required Permit.
(c)The Company and each Subsidiary are in compliance in all material respects with each Company Communications License and have fulfilled and performed in all material respects all of their obligations with respect thereto, including, in all material respects (i) timely and accurately submitting all reports, certifications, notifications and applications and (ii) timely paying all fees, assessments and contributions (including, as applicable (A) to state or federal universal service support mechanisms, (B) to intrastate or interstate telecommunications relay services, (C) to the administration of the North American Numbering Plan and (D) the shared costs of the Local Number Portability Administration), in each case of clauses (i) and (ii), that are required by applicable Laws, including rules, regulations, policies, instructions and orders of the FCC and each applicable State PUC.
(d) None of the representations and warranties contained in this Section 3.11 shall be deemed to relate to (i) environmental matters (which are governed by Section 3.12), other than the representations and warranties in Section 3.11(b) relating to Environmental Permits, (ii) intellectual property matters (which are governed by Section 3.14), (iii) employee benefits matters (which are governed by Section 3.17), (iv) labor and employment matters (which are governed by Section 3.18) or (v) Tax matters (which are governed by Section 3.19).
SECTION 3.12.    Environmental Matters.
(a)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole:
(i) the Company and each Subsidiary is and has been in compliance with all applicable Environmental Laws and all Environmental Permits and the Company has not received any unresolved written notice alleging that the Company is in violation of, or may have Liability under, any Environmental Law or Environmental Permit;
(ii)There has been no (A) Release of any Hazardous Materials (x) by or at the direction of the Company or any Subsidiary at any location or (y) to the Seller’s Knowledge, on, at or from any Real Property during the period of operations or leasing of such Real Property by the Company or any Subsidiary or (B) to the Seller’s Knowledge, exposure to any Hazardous Material in connection with any such Release, in each cases of clauses (A) and (B), that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary;
(iii)To the Seller’s Knowledge, there has been no other Release of any Hazardous Material at any location that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary, including any such Release on, at or from any of the Real Property, or on, at or from any real property formerly owned, leased, used or occupied by the Company or any Subsidiary prior to the period of ownership, lease, use or occupancy of such Real Property or former real property by the Company or any Subsidiary or on, at or from any other real property at which the Company or any Subsidiary conducts or has conducted the Business;
(iv)To the Seller’s Knowledge, there has been no disposal or arrangement for disposal of Hazardous Materials by or on behalf of the Company or any Subsidiary at any third-party site that has been listed by a Governmental Authority as a contaminated site that requires Remedial Action or that would otherwise reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary;
(v)None of the Company or any of the Subsidiaries is conducting or funding any Remedial Action; and
(vi)There are no Environmental Claims pending or, to the Seller’s Knowledge, threatened in writing against the Company or any Subsidiary or the Real Property and, to the Seller’s Knowledge, there are no circumstances that would reasonably be expected to form the basis of any such Environmental Claim or any Liability of the Company or any Subsidiary relating to any Environmental Law.
(b)The Seller has provided Parent and the Purchaser with copies of all material environmental reports and audits in its possession that were generated within the past five years relating to the Company, the Subsidiaries, their Business or Real Property or that otherwise identify material Liabilities of the Company and the Subsidiaries.
(c)Neither the execution of this Agreement or the Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or any notice or filing (including pursuant to any real property transfer acts) pursuant to any applicable Environmental Law or Environmental Permit.
(d)Neither the Company nor any Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary.
Notwithstanding anything herein to the contrary, other than the representations and warranties set forth in Section 3.11(b) (as Section 3.11(b) relates to Environmental Permits), the representations and warranties in this Section 3.12 are the sole representations and warranties of the Seller relating to Environmental Laws, Environmental Claims and Environmental Permits.

SECTION 3.13.    Material Contracts.
(a)Section 3.13(a) of the Disclosure Schedule lists, as of the date hereof, each of the following written contracts and agreements of the Company and each Subsidiary (such contracts and agreements, together with all Company IP Agreements listed or otherwise set forth in Section 3.14(b) of the Disclosure Schedule, being “Material Contracts”):
(i)each contract, agreement, invoice, purchase order and other arrangement related to their Business under the terms of which the Company or any Subsidiary: (x) is reasonably expected to pay or otherwise give consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 2015 or (y) is reasonably expected to pay or otherwise give consideration of more than $1,000,000 in the aggregate over the remaining term of such contract;
(ii)each Significant Customer Fiber Contract and Significant Customer Fiber Contract MSA;
(iii)all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;
(iv)all material management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and that cannot be cancelled by the Company or such Subsidiary without penalty or further payment and without more than 30 days’ notice;
(v)all contracts and agreements relating to the incurrence of (A) Indebtedness of the Company or any Subsidiary for borrowed money and (B) any other Indebtedness of the Company or any Subsidiary in excess of $50,000;
(vi)all contracts and agreements (other than confidentiality agreements entered into in the ordinary course of business and consistent with past practice) that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;
(vii)all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Seller or any officer, director, or Affiliate (other than the Company and Subsidiaries) of the Seller, or any officer or director of the Company or any Subsidiary, or any immediate family member of any of the foregoing, on the other hand;

(viii)all contracts and agreements providing for benefits under any Plan;
(ix)all leases or subleases for the Leased Real Property set forth in Section 3.15(b) of the Disclosure Schedule;
(x)all leases for each item of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, and other tangible personal property used in the Business of, or leased by, the Company or any Subsidiary that (A) is reasonably expected to involve consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 2015, or (B) is reasonably expected to involve consideration of more than $1,000,000 to a particular third party (including the Seller or any of its Affiliates (other than the Company and the Subsidiaries)) in the aggregate over the remaining term of the contract;
(xi)all material (A) right-of-way use contracts and (B) access or attachment contracts, including agreements relating to (1) access or attachment to utility poles or to placing fiber within underground conduits or across easements and (2) regeneration site rights, in each case, for the private fiber optic networks or other Fiber of the Company and the Subsidiaries;
(xii)all contracts granting the other party to such contract or a third party “most favored nation” status that applies to the price of services provided by the Company or any Subsidiary;
(xiii)all contracts that provide for “exclusivity” or any similar requirement in favor of any Person other than the Company or any Subsidiary;
(xiv)all contracts containing any “non-solicitation”, “no-hire” or similar provisions that restrict the Company or any Subsidiary;
(xv)all collective bargaining agreements or other agreements or arrangements with any labor union; and
(xvi)all joint venture, partnership and material development contracts.
Notwithstanding the foregoing or anything herein to the contrary, the Excluded Contracts shall not constitute Material Contracts.
(b)Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, (i) each Material Contract is valid and binding on the Company or the Subsidiary that is a party thereto and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreement, except with respect to consents set forth in Section 3.05 of the Disclosure Schedule that are not obtained, each Material Contract shall continue in full force and effect without any penalty or other adverse consequence, (iii) none of the Company and the Subsidiaries is in breach of, or default under, any Material Contract, and no event has occurred and no condition exists that would, with or without notice, the lapse of time, or both, constitute a breach of or a default by the Company or any Subsidiary under any Material Contract, and (iv) to the Seller’s Knowledge, no other party (other than the Company or any Subsidiary) to any Material Contract (A) is in breach of, or default under, such Material Contract, or (B) has given written or oral notice that it will terminate (whether or not subject to any contingency) such Material Contract or not renew such Material Contract beyond the expiration of its then-current term.
(c)The Seller has made available to the Purchaser true and complete copies of all Material Contracts.
(d)There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets or any of the Shares.
SECTION 3.14.    Intellectual Property.
(a)Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and registered domain names included in the Owned Intellectual Property and (ii) other Owned Intellectual Property material to the Business of the Company and Subsidiaries, other than confidential and proprietary information that is not material to the operation of the Business as it is currently conducted by the Company or any Subsidiary.
(b)Section 3.14(b) of the Disclosure Schedule sets forth, as of the date hereof, in each case to the extent material to the operation of the Business as it is currently conducted by the Company or any Subsidiary, all (i) Company IP Agreements, including those involving Licensed Intellectual Property, other than commercially available off the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses that is not material to the operation of the Business as it is currently conducted by the Company or any Subsidiary and (ii) Licensed Seller Intellectual Property, including any computer software licensed to the Seller or an Affiliate of the Seller (other than the Company or any Subsidiary) that is currently used by the Company or a Subsidiary as an Affiliate of such licensee in order to operate its Business as it is currently conducted.
(c)The Company or a Subsidiary is the owner of, and has good and marketable title to, all such Owned Intellectual Property set forth in Section 3.14(a) of the Disclosure Schedule, and has a valid license to use the Licensed Intellectual Property in connection with its Business (in each case, free and clear of all Encumbrances, other than Permitted Encumbrances). The Company or a Subsidiary will own, via an assignment or transfer to the Company or a Subsidiary at or prior to the Closing, the Company Intellectual Property that is described in Section 3.14(c) of the Disclosure Schedule, and other than the Licensed Seller Intellectual Property (which will not be assigned or otherwise transferred to the Company or any Subsidiary at or prior to the Closing and will not be licensed to the Company or any Subsidiary by the Seller or its Affiliates post-Closing) will be entitled to use all Company Intellectual Property in the continued operation of its Business after the Closing without limitation, subject only to the terms of any applicable Company IP Agreements, and, except for the Licensed Seller Intellectual Property (which will not be assigned or otherwise transferred to the Company or any Subsidiary at or prior to the Closing), the Company Intellectual Property is all of the Intellectual Property necessary for or material to the operation of the Business as currently conducted by the Company and the Subsidiaries; provided, however, that the Purchaser and Parent expressly acknowledge that the Company and the Subsidiaries will not continue to receive any rights in or to any Licensed Seller Intellectual Property after the Closing. To the Seller’s Knowledge, the Owned Intellectual Property set forth in Section 3.14(a) of the Disclosure Schedule has not been adjudged invalid or unenforceable in whole or in part, and is valid and enforceable.
(d)Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, (i) neither the Company nor any of the Subsidiaries has, within the previous 18 months, received written notice of any infringement or misappropriation by the Company or any of the Subsidiaries of any Intellectual Property of any other Person or by any other Person of any Owned Intellectual Property, (ii) to the Seller’s Knowledge, the Company and the Subsidiaries are not infringing or misappropriating, and have not infringed or misappropriated within the previous 18 months, the Intellectual Property of any other Person and (iii) to the Seller’s Knowledge, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Owned Intellectual Property. This Section 3.14(d) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Seller, the Company or any Subsidiary of the Intellectual Property of any other Person.
(e)Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole, (i) the Owned Intellectual Property was either (A) developed by employees of the Company and the Subsidiaries within the scope of their employment, (B) developed by independent contractors or consultants who have assigned all of their rights in and to such Owned Intellectual Property to the Company or one of the Subsidiaries under written contracts, or (C) otherwise acquired by the Company or one of the Subsidiaries under a valid written contract; and (ii) the Company or one of the Subsidiaries has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information included in the Company Intellectual Property (including by requiring employees and consultants who have access to such information to execute valid and binding written confidentiality and non-use agreements or agreements that contain similar obligations) in accordance with protection procedures customarily used in the industry to protect rights of like importance.

SECTION 3.15.    Real Property.
(a)None of the Company or any of the Subsidiaries owns any interest in any Real Property.
(b)Section 3.15(b) of the Disclosure Schedule lists, as of the date hereof, the street address of each location of Leased Real Property. The Company or a Subsidiary, as the case may be, has (or, upon consummation of the transactions contemplated by this Agreement and the Transition Services Agreement, the Company, a Subsidiary or an Affiliate of Parent, as the case may be, will have) valid and subsisting leasehold interests in or rights to use all of the Leased Real Property.
SECTION 3.16.    Assets.
(a)Except with respect to Retained Names, Fiber and any Assets that constitute Real Property, the Company or a Subsidiary, as the case may be, has (or, upon consummation of the transactions contemplated by this Agreement and the Transition Services Agreement, the Company, a Subsidiary or an Affiliate of Parent, as the case may be, will have) good and valid title to, or, in the case of leased or licensed Assets, valid and subsisting leasehold interests in or rights to use, respectively, all the tangible personal property reflected on the unaudited condensed, combined and consolidated balance sheet of the Company and the Subsidiaries for the fiscal year ended as of December 31, 2014 or acquired thereafter (other than any personal property which has been disposed of in the ordinary course of business and consistent with past practice), free and clear of all Encumbrances, except Permitted Encumbrances. The Company or a Subsidiary, as the case may be, has a Valid Right to the Fiber reflected on the unaudited condensed, combined and consolidated balance sheet of the Company and the Subsidiaries for the fiscal year ended as of December 31, 2014 or acquired thereafter.
(b)The tangible personal property Assets (including the Fiber) conform in all material respects to all requirements of applicable Law relating to their use and operation, have been maintained in the ordinary course of business and consistent with past practice and are in good operating condition and repair, ordinary wear and tear excepted, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole. The tangible personal property Assets (including the Fiber) are all of the tangible personal property assets necessary for or, in any material respect, used in the operation of the Business as currently conducted by the Company and the Subsidiaries.
(c)The description of the Fiber as of March 31, 2015 (including the location and routes, the route miles and unused and total fiber miles of the Fiber on a county-by-county basis and the description of the Company’s and the Subsidiaries’ ownership thereof or Valid Right thereto) set forth in Section 3.16(c) of the Disclosure Schedule and in the electronic data file relating to the Fiber provided by the Seller to Parent and the Purchaser prior to the date hereof is complete and correct in all material respects. The Company and the Subsidiaries have a Valid Right to the Fiber described in Section 3.16

(c) of the Disclosure Schedule, and Section 3.16(c) of the Disclosure Schedule sets forth the approximate aggregate amount of route miles and fiber miles of Fiber (A) owned by the Company or any Subsidiary and (B) which the Company or any Subsidiary otherwise has a Valid Right to use in the operation of the Business as it is currently conducted by the Company and the Subsidiaries, in each case as of March 31, 2015. The Company and the Subsidiaries have a Valid Right, or otherwise have the right, to use all equipment necessary, in any material respect, to operate the fiber optic network of the Company and the Subsidiaries as currently operated by the Company and the Subsidiaries.
SECTION. 3.17.    Employee Benefit Matters.
(a)Plans and Material Documents. Section 3.17(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any plans, programs, contracts, arrangements or understandings between the Seller or any of its Affiliates and any employee of the Company or any Subsidiary, including any plans, programs, contracts, arrangements or understandings relating to the sale of the Company (collectively, the “Plans”). Except as set forth in Section 3.17(a) of the Disclosure Schedule, each Plan maintained or sponsored by the Company or any Subsidiary (the “Company Plans”) is in writing and, except with respect to any Company Plan that is a Multiemployer Plan, the Seller has furnished to the Purchaser a complete and accurate copy of each Company Plan and a complete and accurate copy of each material document prepared in connection with each such Company Plan, including a copy of (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed IRS Form 5500, (D) the most recently received IRS determination letter for each such Company Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Company Plan. None of the Company and the Subsidiaries has any express or implied commitment, whether legally enforceable or not, (I) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide compensation or benefits to any individual, or (III) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)Absence of Certain Types of Plans. Except as listed in Section 3.17(b) of the Disclosure Schedule, none of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary other than as required under Section 4980B of the Code or any similar applicable state or local law. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.
(c)Compliance with Applicable Law. Except as set forth in Section 3.17(c) of the Disclosure Schedule, each Company Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including ERISA and the Code, and, to the Seller’s Knowledge, all Persons who participate in the operation of such Company Plans and all Company Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in all material respects in accordance with the provisions of all applicable Law, including ERISA and the Code. To the Seller’s Knowledge, the Company and each Subsidiary has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Company Plan. No Action is pending or, to the Seller’s Knowledge, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and no fact or event exists that would reasonably be expected to give rise to any such Action.
(d)Qualification of Certain Plans. Except with respect to any Company Plan that is a Multiemployer Plan, each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified or has received an opinion or advisory letter from the IRS on which it may rely, and each trust established in connection with any Company Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt or has received an opinion or advisory letter from the IRS on which it may rely, and no fact or event has occurred since the date of such determination, opinion or advisory letter from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary that is intended to be qualified as a voluntary employees’ beneficiary association and that is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

(e)Absence of Certain Liabilities and Events. To the Seller’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan, which is not otherwise exempt under Section 408 of ERISA, and that would reasonably be expected to subject the Company or a Subsidiary to any material liability. None of the Company and the Subsidiaries has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could reasonably be expected to give rise to any such liability. None of the Company and the Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability. No complete or partial termination has occurred within the six years preceding the date hereof with respect to any Company Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Company Plan subject to Title IV of ERISA. Except with respect to any Company Plan that is a Multiemployer Plan, no Company Plan failed to meet the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Plan. None of the assets of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company and the Subsidiaries has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.
(f)Company Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates. With respect to any such contributions made by the Company or any Subsidiary (the “Company Contributions”), such Company Contributions have been fully deducted for income tax purposes, to the extent permissible under applicable Law, and no deduction with respect to any Company Contribution has been challenged or disallowed by any Governmental Authority, and no fact or event exists that would reasonably be expected to give rise to any such challenge or disallowance.
(g)Section 409A Plans. Section 3.17(g) of the Disclosure Schedule sets forth each Company Plan that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code (each, a “Section 409A Plan”), and identifies each Section 409A Plan in connection with which the Company or any Subsidiary may have liability with respect to current or former employees, contractors or directors.
(h)Controlled Group Liability. Except as set forth in Section 3.17(h) of the Disclosure Schedule, with respect to the Company and any other Commonly Controlled Entity, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected to become a liability at or after the Closing of the Company, the Purchaser or any Person that, together with the Purchaser, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
(i)Change of Control Payments. Other than the Change of Control Payments, there are no other change of control, bonus or other similar payments that are payable to any employee of the Company or the Subsidiaries in connection with, relating to or as a result of the transactions contemplated by this Agreement.
(j)The representations and warranties set forth in this Section 3.17 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.
SECTION 3.18.    Labor and Employment Matters. (a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, none of the Company or any of the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, and, to the Seller’s Knowledge, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; (b) to the Seller’s Knowledge, there are no controversies, strikes, slowdowns or work stoppages pending or threatened between the Company or any Subsidiary and any of their respective employees, and none of the Company or any of the Subsidiaries has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) to the Seller’s Knowledge, none of the Company and the Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which would reasonably be expected to have a Material Adverse Effect; (d) to the Seller’s Knowledge, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect; (e) to the Seller’s Knowledge, the Company and each Subsidiary is currently in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including those related to worker classification, wages, hours, collective bargaining, worker authorization under immigration Laws, workers’ compensation, occupation, health and safety standards and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (f) to the Seller’s Knowledge, the Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) to the Seller’s Knowledge, there is no claim with respect to worker classification or the payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary; (h) none of the Company or any of the Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) except as set forth in Section 3.18(i) of the Disclosure Schedule, to the Seller’s Knowledge, there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; and (j) except as set forth in Section 3.18(j) of the Disclosure Schedule, to the Seller’s Knowledge, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person. The representations and warranties set forth in this Section 3.18 are the Seller’s sole and exclusive representations and warranties regarding labor and employment matters.
SECTION 3.19.    Taxes.
(a)(i) All Income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company and each Subsidiary (including any consolidated federal income Tax Return of the Seller and any state, local or other Tax Return that includes the Company or any Subsidiary on a consolidated, combined or unitary basis) have been filed; (ii) all material Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company or any Subsidiary have been paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no material adjustment or deficiency relating to such Taxes has been proposed in writing by any Governmental Authority insofar as it would relate to the activities or income of the Company or any Subsidiary that has not been fully resolved and paid in full; (v) to the Seller’s Knowledge, there are no pending or threatened Actions for the assessment or collection of Taxes against the Company or any Subsidiary; (vi) there are no Tax liens on any assets of the Company or any Subsidiary arising from the failure to pay a Tax which is delinquent; (vii) neither the Seller nor any Affiliate of the Seller is a party to or maintains any agreement or arrangement that would result, upon or in connection with the consummation of the transactions contemplated under this Agreement (either alone or in combination with other events or actions), in the payment by the Company or any Subsidiary of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) of the Code); (viii) the Company and the Subsidiaries have each withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law; and (ix) no written notice has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required.
(b)(i) Except as set forth in Section 3.19(b) of the Disclosure Schedule, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject; (ii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the Company or any Subsidiary that would have continuing effect after the Closing Date; (iii) neither the Company nor any of the Subsidiaries is currently the subject of an Action with respect to Taxes by any Governmental Authority; and (iv) the relevant statute of limitations is closed with respect to all Income Tax Returns of the Company and the Subsidiaries for all years through December 31, 2009.
(c)Neither the Company nor any Subsidiary has constituted a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in (i) any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement or (ii) a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with any of the transactions contemplated by this Agreement.
(d)Neither the Company nor any Subsidiary has ever participated in a “listed” transaction within the meaning of Section 1.6011-4(b) of the Regulations.
(e)Neither the Company nor any Subsidiary (i) is a party to or bound by or has any obligation under any Tax indemnification, sharing or similar agreement or arrangement, (ii) is, or has been after August 31, 2007, a member of any consolidated, combined, unitary or similar group for Tax purposes, other than a group of which the Seller is the common parent corporation, (iii) since August 31, 2007, has entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision or any similar provision of state or local Law or (iv) has any liability for Taxes of any Person as a successor or transferee arising on or after August 31, 2007.
(f)Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material deduction in calculating, taxable income for any taxable period ending after the Closing Date as a result of any (i) except as set forth in Section 3.19(f) of the Disclosure Schedule, change in method of accounting for a Pre-Closing Period or the pre-Closing portion of any Straddle Period (other than any change in method of accounting that is required as a result of the consummation of the transactions contemplated under this Agreement) or (ii) installment sale or open transaction disposition made outside the ordinary course of business on or prior to the Closing Date.
(g)The Company and each Subsidiary has complied in all material respects with the record maintenance and other requirements of Section 482 of the Code in connection with related party transactions.
(h)Except for certain representations related to Taxes in Section 3.17, the representations and warranties set forth in this Section 3.19 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

SECTION 3.20    Insurance. Section 3.20 of the Disclosure Schedules sets forth a list, as of the date of this Agreement, of all material insurance policies maintained by the Company and the Subsidiaries, or with respect to which the Company or any Subsidiary is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect on the date of this Agreement and (a) all premiums due on the Insurance Policies (i) have been paid as of the date of this Agreement and (ii) as of the Closing, have been paid in the ordinary course of business to the extent then due and payable, (b) no notice of cancellation or termination for failure to pay the required premium has been received with respect thereto within the previous 18 months, and (c) the Company and the Subsidiaries have complied with all of the terms and conditions of such Insurance Policies, except, in each case, as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole. There are no pending or, to the Seller’s Knowledge, threatened material claims with respect to the Company and the Subsidiaries under such policies.
SECTION 3.21.    Affiliate Transactions; Intercompany Arrangements. (a) Except as disclosed in Section 3.13(a)(vii) of the Disclosure Schedule, or as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Subsidiaries taken as a whole, there are no contracts or agreements between or among the Company or any Subsidiary, on the one hand, and the Seller or any officer, director, or Affiliate (other than the Company or any Subsidiary) of the Seller, or any officer or director of the Company or any Subsidiary, or any immediate family member of any of the foregoing, on the other hand, except for (i) employment or compensatory arrangements with directors, officers or stockholders of the Company or the Subsidiaries, (ii) Intercompany Indebtedness and (iii) Excluded Contracts.
(b)    As of the Closing Date, there are no (i) amounts due or payable, or obligations to provide consideration of any nature, or (ii) amounts receivable, or rights to receive consideration of any nature, under any contract or agreement between or among the Company or any Subsidiary, on the one hand, and the Seller or any officer, director, or Affiliate (other than the Company and Subsidiaries) of the Seller, on the other hand.
SECTION 3.22.    Brokers. Except for J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of J.P. Morgan Securities LLC.
SECTION 3.23.    Illegal Payments. None of the Company, any of the Subsidiaries, or, to the Seller’s Knowledge, any of their respective officers, directors or employees, in their capacity as such officers, directors or employees, as applicable, has, in respect of the Company or any Subsidiary, offered, made, or received on behalf of any of them, any illegal payment or contribution of any kind, directly or indirectly, including illegal payments, gifts, or gratuities, to any Person (including any official, employee, or agent of any Governmental Authority or any candidate for any office of any Governmental Authority). To the

Seller’s Knowledge, there have been no false or fictitious entries made in the books or records of the Company or the Subsidiaries relating to any payment prohibited by Law, and none of the Company nor any of the Subsidiaries has established or maintained any fund for use in making any such payments.
SECTION 3.24.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule), the Ancillary Agreement or in any certificate, instrument or document delivered by or on behalf of the Seller hereunder or thereunder (collectively, the “Seller Representations”), none of the Seller, the Company and the Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, the Company, any Subsidiary or Nova NextGen Solutions, including any representation or warranty as to the accuracy or completeness of any information regarding the Company and Subsidiaries furnished or made available to the Purchaser and Parent and their directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (including any information, documents or material made available to Parent or the Purchaser in the electronic documentation site established on behalf of the Seller containing certain due diligence documentation, management presentations or in any other form in expectation of the transactions contemplated hereby), as to any projections, estimates or budgets pertaining to the Company or any Subsidiary or as to the future revenue, expenses, expenditures, profitability or success of the Company or any Subsidiary, or any representation or warranty arising from statute or otherwise in Law. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies expressly set forth herein.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND PARENT
The Purchaser and Parent, jointly and severally, hereby represent and warrant to the Seller as of the date hereof that:
SECTION 4.01.    Organization and Authority of the Purchaser and Parent. Each of the Purchaser and Parent is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreement (to the extent a party thereto), to carry out, as applicable, its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Purchaser and Parent of this Agreement and the Ancillary Agreement (to the extent a party thereto), the performance by each of the Purchaser and Parent of, as applicable, its obligations hereunder and thereunder and the consummation by each of the Purchaser and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Purchaser and Parent, respectively (including its stockholders, if applicable). This Agreement has been, and upon its execution the Ancillary Agreement to which the Purchaser is a party shall have been, duly executed and delivered by each of the Purchaser and Parent, as applicable, and (assuming due authorization, execution and delivery thereof by the Seller) this Agreement constitutes, and upon its execution the Ancillary Agreement to which the Purchaser is a party shall constitute, legal, valid and binding obligations of each of the Purchaser and Parent, as applicable, enforceable against the Purchaser and Parent, respectively, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
SECTION 4.02.    No Conflict. Assuming, in the case of clauses (b) and (c) below, compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by each of the Purchaser and Parent of this Agreement and the Ancillary Agreement (to the extent a party thereto) do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser or Parent, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or Parent or any of their respective assets, properties or businesses, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or Parent is a party, except, in the case of clauses (b) and (c), as would not adversely affect the ability of the Purchaser or Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreement.
SECTION 4.03.    Governmental Consents and Approvals. The execution, delivery and performance by each of the Purchaser and Parent of this Agreement and the Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except (a) the pre-merger notification and waiting period requirements of the HSR Act and (b) the filing of the FCC/State PUC Filings, and receipt of any required FCC/State PUC Approvals.
SECTION 4.04.    Communications Licenses Qualifications. Other than obtaining the FCC/State PUC Approvals, each of Parent and the Purchaser is legally, financially and otherwise qualified under applicable Law (as in effect on the date hereof) to, as of the Closing Date, acquire control of the Company Communications Licenses and all assets and facilities authorized by the Company Communications Licenses. There are no facts known to Parent or the Purchaser, after due inquiry, that would disqualify either as the transferee of the Company Communications Licenses, and no waiver or exemption, whether temporary or permanent, of applicable Laws is necessary for the FCC/State PUC Approvals to be obtained.

Parent and the Purchaser have no reason to believe, after due inquiry, that the FCC/State PUC Filings might be challenged or might not be granted by the FCC or the applicable State PUC in the ordinary course due to any fact or circumstance relating to Parent or the Purchaser or any of their Affiliates or any of their respective officers, directors, shareholders, members or partners.
SECTION 4.05.    Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
SECTION 4.06.    Financing. The Purchaser (a) has access to sufficient funds (including through availability of Parent or its Affiliates under their respective credit or similar debt facilities), and (b) on the Closing Date, will have sufficient cash in immediately available funds, to pay the Purchase Price, to consummate all of the transactions contemplated by this Agreement upon the terms contemplated hereby and to pay all related fees and expenses associated therewith and to satisfy all of its other obligations under this Agreement.
SECTION 4.07.    Litigation. No Action by or against the Purchaser or Parent is pending or, to the knowledge of the Purchaser and Parent, threatened, which could affect the legality, validity or enforceability of this Agreement, the Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
SECTION 4.08.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Purchaser.
SECTION 4.09.    Solvency. Neither Parent nor the Purchaser is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. After giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, each of Parent, the Purchaser and their respective subsidiaries (a) will be solvent (in that (i) the fair value of such Person’s assets will not be less than the sum of such Person’s debts and (ii) the present fair saleable value of such Person’s assets will not be less than the amount required to pay such Person’s probable liability on such Person’s existing debts as they mature or become due), (b) will not have unreasonably small capital with which to engage in such Person’s business and (c) will not have incurred debts beyond such Person’s ability to pay as they mature or become due.
SECTION 4.10.    Independent Investigation. Parent and the Purchaser have conducted their own independent investigation, review and analysis of the business, results of operations, financial condition and assets of the Company and the Subsidiaries. Each of Parent and the Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the Seller Representations. Each of Parent and the Purchaser acknowledges and agrees that, except for the Seller Representations, (a) none of the Seller, the Company and the Subsidiaries or any other Person is making or has made any other express or implied representation or warranty, either written or oral, on behalf of the Seller, Nova NextGen Solutions or the Company or any Subsidiary, including any representation or warranty as to the Business or the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to the Purchaser and Parent and their directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (including any information, documents or material made available to Parent or the Purchaser in the electronic documentation site established on behalf of the Seller containing certain due diligence documentation, management presentations or in any other form in expectation of the transactions contemplated hereby), as to any projections, estimates or budgets pertaining to the Company or any Subsidiary or as to the future revenue, expenses, expenditures, profitability or success of the Company or any Subsidiary, or any representation or warranty arising from statute or otherwise in Law and (b) it has not been induced by and is not relying upon any other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person. The Purchaser is acquiring the Company subject only to the specific Seller Representations, as further limited by the specifically bargained-for exclusive remedies as set forth in Article IX.
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01.    Conduct of Business. The Seller covenants and agrees that:
(a)Except as described in Section 5.01(a) of the Disclosure Schedule, as otherwise expressly provided in this Agreement (including as permitted by Section 5.01(b) and as contemplated by Section 5.18) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, it will cause the Company and the Subsidiaries to conduct their business in the ordinary course and consistent with past practice, including with respect to capital expenditures, accounts payable and accounts receivable and the management of the working capital and the deferred or unearned revenue of the Company and the Subsidiaries. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, as otherwise expressly provided in this Agreement (including as permitted by Section 5.01(b)) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, the Seller shall cause the Company and each Subsidiary to (i) use their reasonable efforts to (A) preserve intact their business organizations and the business organization of their Business in the ordinary course and consistent with past practice, (B) keep available to the Purchaser the current services of the present senior employees of the Company and each Subsidiary in the ordinary course and consistent with past practice (other than any resignation or any termination for cause of any such employee), (C) maintain all of the Assets in good operating condition, ordinary wear and tear excepted, (D) comply in all material respects with, and conduct the Business in compliance in all material respects with, all applicable Laws, (E) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and each Subsidiary and their Business, and (F) preserve their current relationships with their customers, suppliers and other Persons with which they have had significant business relationships; (ii) exercise any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.15(b) of the Disclosure Schedule which by their terms would otherwise expire; (iii) incur and fund capital expenditures in respect of the Business in the ordinary course of business and consistent with past practice; and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause the conditions in Section 8.02(a) or Section 8.02(f) to fail to be satisfied or result in a material breach of any covenant made by the Seller in this Agreement.
(b)Except as described in Section 5.01(b) of the Disclosure Schedule, as otherwise expressly provided in this Agreement (including as contemplated by Section 5.18) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, the Seller shall cause the Company and each of the Subsidiaries not to:
(i)declare or pay any dividend or distribution on the Shares (other than any such dividend or distribution in cash or cash equivalents), or redeem or otherwise acquire any shares of the Capital Stock of the Company (other than redemptions from employees in connection with a termination of service as required by a Plan in effect as of the date hereof);
(ii)amend its Organizational Documents;
(iii)effect any liquidation or dissolution;
(iv)other than issuances or sales by any Subsidiary to the Company or to another Subsidiary, subdivide, reclassify, recapitalize, split, combine, exchange, issue or sell any of the Capital Stock of the Company or any of the Subsidiaries or any securities convertible into any such Capital Stock, or any options, warrants or other rights to purchase any such Capital Stock;
(v)create or permit or allow to exist any Encumbrance on the Shares, other than Permitted Encumbrances on the Shares existing as of the date hereof in connection with the Seller Credit Facility, which Encumbrances shall be released at or prior to the Closing;
(vi)other than in the ordinary course of business and consistent with past practice, (A) amend or modify in any material respect, or terminate (other than a termination in accordance with its terms), any Material Contract or (B) enter into any agreement or arrangement that, if entered into prior to the date hereof, would have been a Material Contract;
(vii)directly or indirectly acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire, any corporation, partnership, firm, limited liability company, association, joint venture, or other business organization or entity or any interest therein;
(viii)other than (A) with respect to Intercompany Indebtedness or (B) in the ordinary course of business and consistent with past practice, make any loan, advance, or capital contribution to, or any investment in, any Person other than the Company or any of the Subsidiaries;
(ix)other than in the ordinary course of business and consistent with past practice (including with respect to obsolete, damaged or surplus equipment), sell, assign, license, lease, sublease, grant an indefeasible right to use, transfer, mortgage, pledge, or otherwise grant any Encumbrance (other than Permitted Encumbrances) on or dispose of any of its assets or properties (including Intellectual Property), except for assets or properties which, individually or in the aggregate, have a fair market value of less than $500,000;
(x)other than in the ordinary course of business and consistent with past practice or as permitted by clause (xviii) below, acquire, whether in one transaction or a series of related transactions, any assets or properties, except for assets or properties which have an aggregate purchase price of less than $10 million for a single transaction or $10 million in the aggregate;
(xi)change its fiscal year, revalue any of its material assets or, other than as required by GAAP or by changes in GAAP, make any change in its accounting principles or practices;
(xii)other than as required by applicable Law, (A) file any amended material Tax Return, (B) make or change any material Tax election, (C) settle or compromise any Action, proposed adjustment or Claim relating to a material amount of Taxes, or (D) change any Tax accounting method;
(xiii)other than in the ordinary course of business or with respect to Actions instituted by the Company or any of the Subsidiaries or to enforce the provisions of this Agreement, institute or settle any Action or knowingly waive or release any rights or claims (A) for amounts which, individually or in the aggregate, exceed $1 million (net of any amounts covered under the Seller’s or the Company’s or any of the Subsidiaries’ insurance policies, other than self-insurance), or (B) where the settlement, waiver, or release involves injunctive or equitable relief against the Company or any of the Subsidiaries (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages);
(xiv)other than in the ordinary course of business and consistent with past practice or as expressly provided by this Agreement, amend or modify in any material respect, or terminate, any of the Required Permits held by it as of the date hereof;
(xv)other than as required by applicable Law, this Agreement, or the terms of any written agreement or Plan in effect as of the date hereof, (A) increase in any material manner the compensation or benefits of, or enter into any new bonus, incentive, employee benefit, severance, or termination agreement or arrangement with, any of its employees, (B) take any action to accelerate the time of payment or vesting of any compensation or benefits of any employee of the Company or the Subsidiaries under any Plan maintained by the Company or any Subsidiary, (C) establish, adopt, enter into, modify, amend or terminate any Company Plan or collective bargaining or other labor agreement or arrangement applicable to any persons employed by the Company or any Subsidiary, or (D) grant to any employee of the Company or the Subsidiaries any increase in severance, change in control, or termination pay;
(xvi)(A) transfer any individual who, as of the date of this Agreement, does not devote a majority of his or her working time to performing services on behalf of the Company or any of its Subsidiaries to a position in which such individual will be considered an employee of the Company or any of its Subsidiaries as of the Closing Date, or (B) transfer any individual who, as of the date of this Agreement, devotes a majority of his or her working time to performing services on behalf of the Company or any of its Subsidiaries to a position in which such individual will not be considered an employee of the Company or any of its Subsidiaries as of the Closing Date;
(xvii)directly or indirectly incur any Indebtedness, other than in connection with (A) any guarantees by the Company or the Subsidiaries in respect of borrowings and other obligations under the Seller Credit Facility, which guarantees shall in each case be released at or prior to the Closing in accordance with Section 5.10, (B) any letters of credit issued pursuant to the Seller Credit Facility on behalf of the Company or any Subsidiary after the date hereof, or (C) any obligations under the Seller Surety Bond Facility, which obligations described in clauses (B) and (C) in respect of letters of credit or surety bonds issued on behalf of the Company or any Subsidiary as principal after the date hereof shall in each case (x) be incurred in the ordinary course of business and consistent with past practice and (y) be released at or prior to the Closing, in each case of clauses (x) and (y), in accordance with Section 5.10;
(xviii)other than in the ordinary course of business and consistent with past practice, make any capital expenditure or incur any obligations or liabilities in connection therewith;

(xix)engage, in any material respect, in (A) any practice which would reasonably be expected to have the effect of accelerating to pre-Closing periods collections of receivables or revenue that would otherwise be expected (in the ordinary course of business and consistent with past practice) to be made in post-Closing periods, or (B) any practice which would reasonably be expected to have the effect of postponing to post-Closing periods payments by the Company or any of its Subsidiaries that would otherwise be expected (in the ordinary course of business and consistent with past practice) to be made in pre-Closing periods;
(xx)enter into any written agreement or arrangement between the Company or any of the Subsidiaries, on the one hand, and any Affiliate of the Seller or the Company (other than the Company or the Subsidiaries), or any officer or director of the Seller, the Company or any Subsidiary, on the other hand, other than (A) in respect of Intercompany Indebtedness or (B) any Excluded Contract;
(xxi)materially change the credit or risk policies used by the Company and the Subsidiaries in the conduct of the Business; or
(xxii)agree or commit to do any of the foregoing.
SECTION 5.02.    Access to Information.
(a)From the date of this Agreement until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, upon reasonable notice, the Seller shall cause each of its officers, employees, agents, representatives, accountants and counsel, and shall cause the Company and the Subsidiaries and each of the Company’s and the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Parent and the Purchaser reasonable access, during normal business hours, under reasonable circumstances and at mutually agreed locations, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, employees, agents, accountants and counsel of any of the Seller, the Company or the Subsidiaries who have knowledge relating to any of the Company or the Subsidiaries or their Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of Parent and the Purchaser such additional financial and operating data and other information (to the extent in the possession of the Seller or the Company or a Subsidiary) regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and their Business (or legible copies thereof) as Parent and the Purchaser may from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide any such access or disclose any such information to the Purchaser or Parent or any such other person if such disclosure would, in the reasonable judgment of the Seller based on advice of outside counsel, (A) jeopardize any attorney-client or other legal privilege or (B) create any undue risk of violating any applicable Law, including antitrust Laws. Notwithstanding the foregoing, the Seller shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements which would allow it to disclose to Parent and the Purchaser information of the types described in clauses (A) and (B) above without waiving any legal privilege or creating any undue risk of violating any applicable Law, as applicable. Without limitation of Section 5.01, for the avoidance of doubt, (x) nothing contained in this Agreement shall be construed to give to Parent or the Purchaser, directly or indirectly, any rights to control or direct the operations of the Company or any Subsidiary prior to the Closing Date, and (y) prior to the Closing Date, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Company and the Subsidiaries. Parent and the Purchaser hereby agree that they are not authorized to and shall not (and shall not permit any of their Affiliates or any of their respective employees, officers, counsel, accountants, consultants, financing sources or other representatives or agents to) contact any competitor, supplier, distributor, or customer of the Company, any Subsidiary or Nova NextGen Solutions with respect to this Agreement or any of the transactions contemplated hereby prior to the Closing without the prior written consent of the Seller and, if the Seller so elects, only in the presence of an agent or representative specified by the Seller.
(b)In order to facilitate the resolution of any claims made against or incurred by the Seller or its Affiliates in respect of the Company or the Subsidiaries prior to the Closing, in respect of Nova NextGen Solutions or for any other reasonable purpose, including the Seller’s SEC reporting obligations, for a period of seven years after the Closing Date, the Purchaser shall (i) retain the books and records relating to the Company, the Subsidiaries, their Business and their operations (and, to the extent not retained by the Seller, and in the possession of the Company or the Subsidiaries, any books and records relating to Nova NextGen Solutions and its business and operations) relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Subsidiaries and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, under reasonable circumstances and at mutually agreed locations, to such books and records. After the Closing, the Seller may, upon reasonable notice to Parent, during regular business hours, contact the Company and the Subsidiaries directly to request information as may reasonably be required to resolve any matter related to Nova NextGen Solutions; provided that such requests do not unreasonably interfere with the normal operations of the Company and the Subsidiaries.
(c)In order to facilitate the resolution of any claims made against or incurred by Parent, the Purchaser, the Company or any Subsidiary after the Closing or for any other reasonable purpose, for a period of seven years following the Closing Date, the Seller shall (i) retain the books and records of the Seller which relate to the Company, the Subsidiaries, their Business and their operations or to Nova NextGen Solutions and its operations for periods prior to the Closing and which shall not otherwise have been delivered to Parent, the Purchaser, the Company or any Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Parent, the Purchaser, the Company or a Subsidiary reasonable access (including the right to make photocopies, at the expense of Parent, the Purchaser, the Company or such Subsidiary, as applicable), during normal business hours, under reasonable circumstances and at mutually agreed locations, to such books and records.
(d)From the date of this Agreement until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, as promptly as reasonably practicable, and, in any event, within 15 Business Days, after the end of each calendar month, the Seller shall deliver (or shall cause the Company and the Subsidiaries to deliver) to Parent and the Purchaser consolidated financial statements for the Company and the Subsidiaries for such calendar month in form consistent with the Financial Statements; provided that such obligation does not unreasonably interfere with the normal operations of the Company and the Subsidiaries.
(e)Following the Closing, Parent and the Purchaser will, and will cause the Company and the Subsidiaries to, use reasonable efforts to ensure that the reporting timelines and procedures, including the delivery of all applicable financial information to the Seller, adhered to by the Company and the Subsidiaries prior to the Closing and as required by the Seller as part of its monthly closing process are complied with in all material respects for the Seller’s reporting period that includes the Closing Date. For the avoidance of doubt, (i) Parent and the Purchaser will cause the Company and the Subsidiaries to submit to the Seller a Hyperion trial balance and an Essbase work-in-process file and will use reasonable efforts to cause the Company and the Subsidiaries to submit to the Seller a monthly representations letter and management questionnaire substantially similar in form and content as the files and materials previously submitted by the Company and the Subsidiaries and (ii) after the Closing, the Seller and its auditors may, upon reasonable notice to Parent, during regular business hours, contact the Company and the Subsidiaries directly to request financial and other information as may reasonably be required to satisfy applicable auditor requests or to comply with the Seller’s standard closing procedures or internal controls function as required for the period ending on the fiscal month-end that includes the Closing Date as contemplated by this Section 5.02; provided that such requests do not unreasonably interfere with the normal operations of the Company and the Subsidiaries.
SECTION 5.03.    Confidentiality. The parties hereto acknowledge and agree that (i) the Non-Disclosure Agreement remains in full force and effect and (ii) the Non-Disclosure Agreement shall terminate and be of no further force and effect from and after the Closing. From and after the Closing Date until (except with respect to trade secrets) the date that is three years after the Closing Date, the Seller shall, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) except as provided in clause (c) below, treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, Owned Intellectual Property (including patent applications), product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and each Subsidiary and their Business; provided, however, that notwithstanding the foregoing, the Seller, its Affiliates and their respective agents, representatives, employees, officers and directors shall be free to use any information retained in their unaided memory (including general ideas, concepts, know-how or techniques contained therein) other than where such use is expressly in violation of another provision of this Agreement, provided that they shall maintain the confidentiality of the information subject to the foregoing confidentiality restrictions and the foregoing shall not be deemed to grant to the Seller, their Affiliates or any of their respective agents, representatives, employees, officers or directors a license, (b) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Parent with prompt written notice of such requirement so that Parent, the Purchaser, the Company or a Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not timely obtained, or Parent waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company, Parent or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers or directors or, except as otherwise required or permitted by Section 5.02(c) or to the extent necessary to comply with any applicable Laws, rules or regulations, destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers or directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that (A) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or the Non-Disclosure Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors or (B) is lawfully obtained or developed by the Seller, any of its Affiliates or any of their respective agents, representatives, employees, officers or directors from and after the Closing from sources which are not legally or contractually prohibited from disclosing such information; and provided further that, with respect to Intellectual Property, specific detailed information shall not be deemed to be within the foregoing exception (A) merely because a principle of operation is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception (A) merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.
SECTION 5.04.    Regulatory and Other Authorizations; Notices and Consents.
(a)Each of Parent, the Purchaser and the Seller shall, and the Seller shall cause each of the Company and the Subsidiaries to, use its reasonable efforts to obtain (or enable the Company and the Subsidiaries to obtain) all authorizations, consents, orders, waivers and approvals under the HSR Act, all FCC/State PUC Approvals and all other authorizations, consents, orders, waivers and approvals of Governmental Authorities and officials that may be or become necessary for the execution and delivery of, and the performance of all obligations pursuant to, and the consummation of all transactions contemplated by, this Agreement and the Ancillary Agreement (the “Governmental Filings”), and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, waivers and approvals. Each of Parent, the Purchaser and the Seller also shall (including, with respect to the Seller, by causing the Company and the Subsidiaries to) file with the appropriate Governmental Authorities in a timely manner all notices required by applicable Law in connection with this Agreement, the Ancillary Agreement, and the transactions contemplated hereby and thereby. Subject to Section 5.04(c) with respect to FCC/State PUC Filings, each party hereto shall pay all filing fees or other similar amounts required to be paid by it in connection with the submission of any Governmental Filing by such party.
(b)In furtherance and not in limitation of Section 5.04(a), Parent and the Seller shall make an appropriate filing of a Notification and Reporting Form pursuant to the HSR Act as promptly as reasonably practicable and, in any event, within 15 Business Days after the date of this Agreement. Each such party shall supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. The Purchaser and Parent shall use reasonable efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any applicable federal or state antitrust Law that may be asserted by any Governmental Authority with respect to the acquisition of the Shares so as to enable the Closing Date to occur as promptly as practicable and, in any event, no later than the End Date; provided, however, that the Purchaser and Parent shall not be required to take any action that would, alone or in conjunction with any other actions required in connection with any HSR Act, FCC or State PUC review, (i) have (A) a Material Adverse Effect or (B) a material adverse effect on the business, assets, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, (ii) involve the sale, divestiture, licensing, holding separate, or other disposition (and whether through the establishment of a trust or otherwise) of any assets, operations, businesses, divisions, or customers of Parent or any of its subsidiaries or (iii) prevent the Purchaser and the Company and Subsidiaries from operating following the Closing in any state in which they currently operate. The Seller, Parent, the Purchaser and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld).
(c)In furtherance and not in limitation of Section 5.04(a), the parties shall prepare and file the FCC/State PUC Filings as promptly as reasonably practicable and, in any event, within 30 calendar days after the date of this Agreement, and any other necessary or appropriate instruments or documents (in each case, in a form mutually approved by the parties, which approval shall not be unreasonably withheld, conditioned or delayed). Thereafter, the parties shall prosecute the applicable FCC/State PUC Filings with all reasonable diligence to obtain the requisite FCC/State PUC Approvals. Each party shall supply as promptly as reasonably practicable to the FCC or the appropriate State PUC any additional information and documentary material that may be requested by such Governmental Authority in connection with the FCC/State PUC Filings. Each party shall be solely responsible to pay its expenses with respect to the preparation, filing and prosecution of the FCC/State PUC Filings, except that Parent shall pay all of the filing fees in connection with the FCC/State PUC Filings or reimburse the Seller for its payment of any such fees as Reimbursable Expenses. The parties shall cooperate to oppose any petitions to deny or other objections filed with respect to the FCC/State PUC Filings to the extent such petition or objection relates to such party. Each party shall use reasonable efforts not to (i) take any action that would, or (ii) fail to take any action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC/State PUC Approvals. From the date of this Agreement until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, Parent and the Purchaser shall maintain the qualifications necessary to hold the Company Communications Licenses.
(d)Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Section 5.04 and permit the other party to review in advance (and shall consider any comments made by the reviewing party in relation to) any proposed communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigations, or any other inquiry relating to such matters unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party (or their external legal counsel in order to address any concerns relating to confidential or competitively sensitive information) the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement shall, and shall cause their respective Affiliates to, provide each other with copies of all material correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, in each case to the extent reasonably requested by the other party hereto; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and the Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(e)The Seller shall, or shall cause the Company and the Subsidiaries to, give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents and estoppel certificates necessary or desirable in connection with the transactions contemplated by this Agreement, including all of the third party consents set forth on Section 3.05 of the Disclosure Schedule.
(f)Parent and the Purchaser shall cooperate and use reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates described in clause (e) above; provided, however, that neither Parent nor the Purchaser shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Parent or the Purchaser in their sole discretion may deem materially adverse to the interests of Parent, the Purchaser, the Company or any Subsidiary or their Business.
(g)The Seller, Parent and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any Subsidiary or their Business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company or any Subsidiary is a party (including any Material Contract) or is otherwise entitled to the benefit of is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with Parent, the Purchaser, the Company or such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use its reasonable efforts to provide the Purchaser or the Company or such Subsidiary, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Company or such Subsidiary, as the case may be, shall assume the obligations and burdens thereunder.
SECTION 5.05.    Intellectual Property.
(a)The Purchaser and Parent agree that, with respect to the Licensed Seller Intellectual Property that is set forth in Section 3.14(b) of the Disclosure Schedule, Parent and the Purchaser shall either (i) on or prior to the Closing Date, obtain directly from the third-party licensor of such Licensed Seller Intellectual Property any applicable license rights for the Company and the Subsidiaries to use such Licensed Seller Intellectual Property from and after the Closing Date, or (ii) cause the Company and the Subsidiaries to no longer use such Licensed Seller Intellectual Property from and after the Closing Date pursuant to the Seller’s or its Affiliates’ license rights with respect thereto.
(b)Parent and the Purchaser agree that (i) except for (A) the trademarks constituting Owned Intellectual Property, if any, and (B) during the Transition Period, the Seller Marks (as defined below), Parent and the Purchaser have, and after the Closing will have, no right, title, interest, license or any other right whatsoever in or to the trademarks of the Seller or any of its Affiliates, including (x) trademarks related to any business of the Seller or any of its Affiliates other than the Business of the Company and Subsidiaries, (y) the name “Quanta” or “InfraSource”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing and (z) any derivations, translations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Seller Marks”); provided that, during the Transition Period, Parent and the Purchaser shall have the right to use the Seller Marks solely to the extent of any such Seller Marks affixed or otherwise displayed on any materials acquired by Parent and the Purchaser or any of their Affiliates in the transactions contemplated by this Agreement, prior to the removal thereof in accordance with the following sentence, (ii) after the end of the Transition Period, Parent and the Purchaser will have no right to use the Seller Marks (including on any posters, pamphlets, stickers, training material, templates, models, instructions, audio or visual recordings, guidelines, printed and electronic materials, and other works of authorship) and (iii) neither Parent, the Purchaser nor any of their respective Affiliates will hold itself out as having any affiliation with the Seller or any of its Affiliates. As promptly as practicable, but in no event later than six months after the Closing Date, Parent and the Purchaser will remove, strike over or otherwise obliterate all Seller Marks from all materials owned by Parent and the Purchaser or any of their Affiliates (including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, technical guidelines, standards and procedures). For purposes of this Section 5.05, “Transition Period” means (1) for letterhead, the period from and after the Closing Date to the date that is one Business Day after the Closing Date, (2) for vehicles, the period from and after the Closing Date to the date that is 30 days after the Closing Date and (3) for materials other than letterhead and vehicles, the period from and after the Closing Date to the earlier of (I) the date that is six months after the Closing Date and (II) the date on which Parent and the Purchaser shall have completed the removal of all Seller Marks from materials owned by Parent and the Purchaser or any of their Affiliates in accordance with the immediately preceding sentence. Further, during the Transition Period, (x) any and all goodwill generated by use of the Seller Marks by Parent and the Purchaser shall inure to the benefit of the Seller and (y) all uses of the Seller Mark by Parent or the Purchaser shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Seller Marks were used in the Seller’s businesses (other than the Business) prior to the Closing.
(c)As promptly as practicable following the Closing, but in no event later than six months after the Closing Date, Parent and the Purchaser shall cause the Company and each Subsidiary to, as applicable, change its corporate or company name to remove any reference to the name “Quanta” or “InfraSource” or any other Retained Name or Seller Mark used by the Seller or any of its Affiliates and file in all jurisdictions in which the Company or such Subsidiary is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification in such jurisdiction under such name.

SECTION 5.06.    Releases.
(a)From and after the Closing, the Seller, on behalf of itself and each of its Affiliates (excluding the Company and the Subsidiaries), hereby releases and forever discharges the Company and the Subsidiaries, and each of their respective individual, joint or mutual, past and present officers, directors, employees, representatives and agents, successors and assigns, in their respective capacities as such (collectively, the “Company Releasees”), from any and all Claims, demands, actions, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Seller or any of its Affiliates (other than the Company and the Subsidiaries) now has, have ever had or may hereafter have against the respective Company Releasees by virtue of, or in any manner related to, any actions or inactions with respect to the Company, the Subsidiaries or the operation of their Business arising prior to or contemporaneously with the Closing or on account of or arising out of any such matter, cause or event occurring contemporaneously with or prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing. Notwithstanding the foregoing, nothing in this Section 5.06(a) shall in any way limit or otherwise restrict any rights the Seller or any of its Affiliates may have against the Purchaser or Parent or any of their respective Affiliates arising out of, relating to or in connection with this Agreement or the Ancillary Agreement and the transactions contemplated hereby or thereby.
(b)From and after the Closing, the Purchaser, on behalf of itself and the Company and each of the Subsidiaries, hereby releases and forever discharges the Seller and its Affiliates (and, with respect to the Seller, its stockholders), and each of their respective individual, joint or mutual, past and present officers, directors, employees, representatives and agents, successors and assigns in their respective capacities as such (collectively, the “Seller Releasees”) from any and all Claims, demands, actions, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which any of the Purchaser, the Company or any of the Subsidiaries now has, have ever had or may hereafter have against the respective Seller Releasees by virtue of, or in any manner related to, any actions or inactions with respect to the Company, the Subsidiaries or the operation of their Business arising prior to or contemporaneously with the Closing or on account of or arising out of any such matter, cause or event occurring contemporaneously with or prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing. Notwithstanding the foregoing, nothing in this Section 5.06(b) shall in any way limit or otherwise restrict any rights Parent, the Purchaser or any of their Affiliates may have against the Seller or its Affiliates arising out of, relating to or in connection with this Agreement or the Ancillary Agreement and the transactions contemplated hereby or thereby.
SECTION 5.07.    Intercompany Arrangements. At or prior to the Closing, the Seller shall cause any contract or agreement described in clause (i) of the definition of “Excluded Contract” to be terminated or otherwise amended or modified to exclude the Company and the

Subsidiaries as a party thereto (with respect to any such contracts or agreements that constitute Credit Support Instruments, to the extent that Parent and the Purchaser have satisfied their obligations pursuant to Section 5.10 with respect thereto and, to such extent, in accordance with Section 5.10). Except as provided otherwise by Section 5.10, the Seller shall bear all costs and expenses incurred in connection with any such termination, amendment or modification described in the immediately preceding sentence. The Intercompany Indebtedness described in clause (ii) of the definition of Intercompany Indebtedness will be contributed to equity or forgiven at or prior to the Closing.
SECTION 5.08.    Transition Services. Following the Closing, the Seller shall provide, or cause to be provided, to the Company and the Subsidiaries certain services that are currently provided by the Seller and its Affiliates to their Business, all as more fully set forth in a transition services agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”) to be entered into by the Seller and the Purchaser as of the Closing.
SECTION 5.09.    Vehicle Leases. At or prior to Closing, (a) Parent and the Purchaser shall (i) cause each Leased Vehicle to be purchased from the respective lessor of such Leased Vehicle by the Purchaser or one of its Affiliates and (ii) cause each such lessor to release the Seller and its Affiliates, in form and substance reasonably satisfactory to the Seller, from all obligations with respect to the Leased Vehicles and (b) the Seller shall cooperate and use reasonable efforts to assist Parent and the Purchaser in purchasing such Leased Vehicles and obtaining such releases from such lessors.
SECTION 5.10.    Release from Credit Support Instruments.
(a)At or prior to the Closing, the Purchaser and Parent shall use reasonable efforts (and the Seller shall cooperate and use reasonable efforts to assist Parent and the Purchaser) to (i) secure the unconditional release, as of the Closing Date, of the Seller and its Affiliates (including, if applicable, the Company and Subsidiaries) from the credit support instruments relating to the Company and the Subsidiaries set forth in Section 5.10(a) of the Disclosure Schedule and any Additional Credit Support Instruments (collectively, the “Credit Support Instruments”) and the removal of the Company and Subsidiaries as parties to the Retained Credit Instruments, including effecting such release and removal by entering into the alternative arrangements described in the following clause (ii), and (ii) enter into alternative arrangements (including guarantees or other credit support) so that Parent and the Purchaser (or an Affiliate of the Purchaser) or a surety or letter of credit issuer for the benefit of Parent and the Purchaser shall be solely responsible for the obligations of such Credit Support Instruments in respect of the Company and the Subsidiaries; provided, however, that in no event shall reasonable efforts require the Purchaser or its Affiliates to (A) agree to change the terms of any Material Contract to which such credit support applies in any manner that is materially adverse to the Purchaser or any of its Affiliates (including the Company and the Subsidiaries), (B) agree to any material restriction in the operations of their respective businesses (including the Business) except for covenants and restrictions that are customary in connection with such Credit Support Instruments or such other credit support documentation contemplated by this Section 5.10 or (C) make any payments or expenditures (other than any payments in respect of and pursuant to the terms of the replacement parent guarantees, replacement surety bonds or replacement letters of credit obtained on behalf of Parent and its Affiliates or other credit support required in connection with surety bonds or letters of credit of Parent and its Affiliates, including the Company and the Subsidiaries at and after the Closing), other than immaterial and de minimis payments or expenditures and ordinary processing and administrative fees and legal and other professional fees incurred in connection with the alternative arrangements contemplated by clause (ii) above. All such payments or expenditures incurred in connection with any alternative arrangements entered into by Parent and the Purchaser in accordance with Section 5.10(a)(ii) shall be borne by Parent and the Purchaser. To the extent the parties have been unable to obtain the unconditional release of the Seller and its Affiliates from the Credit Support Instruments and the removal of the Company and Subsidiaries as parties to the Retained Credit Instruments in accordance with clause (i) above prior to the Closing and the Closing occurs, (x) Parent and the Purchaser shall jointly and severally indemnify and hold harmless the Seller and its Affiliates from and against any and all Losses relating to the Company or any Subsidiary in respect of obligations arising from or relating to such Credit Support Instruments and (y) the Purchaser and Parent shall continue to use reasonable efforts (and the Seller shall cooperate and continue to use reasonable efforts to assist Parent and the Purchaser) to secure such release of the Seller and its Affiliates from such Credit Support Instruments and the removal of the Company and Subsidiaries as parties to the Retained Credit Instruments as contemplated by this Section 5.10 as promptly as reasonably practicable.
(b)At or prior to the Closing, the Seller shall use reasonable efforts (and Parent and the Purchaser shall cooperate and use reasonable efforts to assist the Seller) to secure the unconditional release, as of the Closing Date, of the Company and the Subsidiaries from, and the removal, as of the Closing Date, of the Company and the Subsidiaries as parties to, each of (i) the Seller Credit Facility and any security, pledge or other agreement entered into by the Company or any Subsidiary in connection therewith and (ii) the Seller Surety Bond Facility and other Surety Credit Documents (as defined in the Seller Surety Bond Facility) other than the Credit Support Instruments (collectively, the “Retained Credit Instruments”); provided, however, that in no event shall reasonable efforts require the Seller to make any payments or expenditures, other than immaterial and de minimis payments or expenditures and ordinary processing and administrative fees and legal and other professional fees. Any such payments or expenditures incurred by the Seller in connection with securing the release of the Company and the Subsidiaries from the Retained Credit Instruments shall be borne by the Seller. To the extent the parties have been unable to obtain such release for any Retained Credit Instrument prior to the Closing and the Closing occurs, (i) the Seller shall indemnify and hold harmless Parent, the Purchaser and their Affiliates from and against any and all Losses relating to the Seller and its Affiliates (other than the Company and the Subsidiaries) in respect of obligations arising from or relating to such Retained Credit Instruments of the Seller or any of its Affiliates (other than the Company and the Subsidiaries) and (ii) the Seller shall continue to use reasonable efforts (and Parent and the Purchaser shall cooperate and continue to use reasonable efforts to assist the Seller) to secure the unconditional release of the Company and the Subsidiaries from such Retained Credit Instruments as promptly as reasonably practicable.
(c)In the event that, after the date of this Agreement and prior to the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, the Seller or its Affiliates shall, to the extent permitted in accordance with Section 5.01(b)(xvii) and in the ordinary course of business and consistent with past practice, enter into any Additional Credit Support Instruments that constitute parent guarantees on behalf of or for the benefit of the Company and the Subsidiaries, the Seller and its Affiliates shall use reasonable efforts to, to the extent possible, enter into such definitive agreements or other documentation with respect thereto as shall permit, as of the Closing Date and without any additional payments or expenditures by the parties hereto, (i) Parent or the Purchaser (or an Affiliate of the Purchaser) to assume or otherwise become solely responsible for the obligations of such Additional Credit Support Instrument in respect of credit support for the Company and the Subsidiaries and (ii) Seller and its Affiliates (other than the Company and the Subsidiaries) to be unconditionally released therefrom.
SECTION 5.11.    Director and Officer Indemnification and Insurance.
(a)The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company and Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any Subsidiary, as provided in the certificate of incorporation or by-laws, limited liability company agreement or other governing instrument of the Company or such Subsidiary, as applicable, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.11(a) of the Disclosure Schedule, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms.
(b)Parent and the Purchaser shall either (i) cause the Company and the Subsidiaries to obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date, with aggregate coverage in the amount set forth in Section 5.11(b) of the Disclosure Schedule, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and Subsidiaries, as the policies of directors’ and officers’ liability insurance maintained by the Seller for the benefit of the Company or such Subsidiary as in effect on the date of this Agreement (a correct and complete copy of which has been made available to Parent and the Purchaser), or (ii) maintain in effect for a period of six years after the Closing Date, for the benefit of the Company and the Subsidiaries, the policies of directors’ and officers’ liability insurance currently maintained by Parent or the Purchaser, as applicable, so long as such policies provide at least the same coverage and amounts, and contain terms and conditions that are not less advantageous to the directors and officers of the

Company or such Subsidiary, when compared to the insurance maintained by the Seller for the benefit of the Company or such Subsidiary as in effect on the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).
(c)The obligations of Parent, the Purchaser and the Company and Subsidiaries under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.11 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).
(d)In the event that Parent, the Purchaser, the Company or any Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in either such case, proper provision shall be made so that the successors and assigns of Parent, the Purchaser, the Company or such Subsidiary, as the case may be, shall assume all of the obligations set forth in this Section 5.11.
SECTION 5.12.    Disclosure Schedule. Inclusion of any item in the Disclosure Schedule: (a) does not represent a determination by the Seller that such item is material, nor shall it be deemed to establish a standard of materiality now or in the future (it being the intent that the Seller shall not be penalized for having disclosed more than may be required by the applicable provision of this Agreement), (b) does not represent a determination by the Seller that such item did not arise in the ordinary course of business and (c) shall not constitute, or be deemed to be, an admission of liability concerning such item by the Seller. The information disclosed in each Section of the Disclosure Schedule (i) is intended to qualify the representations and warranties contained in Article III of this Agreement referencing or corresponding with such Section of the Disclosure Schedule, the covenants contained in this Article V referencing or corresponding with such Section of the Disclosure Schedule, and the other provisions of this Agreement referencing or corresponding with such Section of the Disclosure Schedule and (ii) shall not be deemed to expand in any way the scope of any of such representations, warranties or covenants on the part of the Seller. Information disclosed in any Section of the Disclosure Schedule shall constitute disclosure for purposes of each other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would also qualify such other Section of this Agreement. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of the Seller or any of its Affiliates, including the Company or any of the Subsidiaries, to any third Person, or an admission to any third Person against the interest of the Seller or any of its Affiliates, including the Company or any of the Subsidiaries. Any item or information disclosed in the Disclosure Schedule is provided confidentially on the terms and subject to the conditions of this Agreement. Prior to the Closing, (A) the Seller shall reasonably promptly notify the Purchaser if the Seller obtains knowledge that any of the representations or warranties made by the Seller in this

Agreement were not true and correct in all material respects or of any material errors in, or omissions from, the Disclosure Schedule and (B) Parent and the Purchaser shall reasonably promptly notify the Seller if any of them obtains knowledge that any of the representations or warranties made by such party in this Agreement were not true and correct in all material respects. For the avoidance of doubt, no disclosure by any party pursuant to this Section 5.12 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any breach of any representation or warranty and no such disclosure shall be considered in determining whether any of the conditions set forth in Section 8.02 have been satisfied.
SECTION 5.13.    Rights to Attorney-Client Privileged Communications; Waiver of Conflicts. It is acknowledged and agreed by all parties, by and on behalf of themselves and their respective Affiliates, that Duane Morris LLP and Wilkinson Barker Knauer, LLP (collectively, “Pre-Closing Counsel”) have represented the interests of the Seller, the Company and the Subsidiaries, as applicable, in connection with the transactions contemplated by this Agreement. The Purchaser and Parent, by and on behalf of themselves and their respective Affiliates, and, subsequent to the Closing, the Company and the Subsidiaries, agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Pre-Closing Counsel’s representation of the Company, any Subsidiary or the Seller in connection with the transactions contemplated by this Agreement, and all communications, information and documents covered by such privilege or protection, shall belong exclusively to and be controlled exclusively by the Seller and such privileges may not be waived by or on behalf of the Company or any Subsidiary. Notwithstanding the transfer of Shares as contemplated hereunder, none of such privileges and protections, communications, information or documents covered by such privileges or protections shall pass to or be claimed by the Purchaser, Parent, the Company or any Subsidiary on or after the Closing. Notwithstanding any current or prior representation of the Company or any Subsidiary by Pre-Closing Counsel, such Pre-Closing Counsel shall be allowed to represent the Seller and its Affiliates in existing or future matters or disputes adverse to the Purchaser, Parent, the Company or any Subsidiary relating to this Agreement or the transactions contemplated hereby. The Purchaser and Parent, for and on behalf of themselves and their respective Affiliates, and, on and after the Closing, the Company and the Subsidiaries, hereby (i) waive any conflicts that may arise in connection with such representation and (ii) agree that Pre-Closing Counsel may represent the Seller and its Affiliates in any such matter or dispute, even though the interests of the Seller or such Affiliate may be directly adverse to the interest of the Purchaser, Parent and their respective Affiliates, and on and after the Closing, the Company and the Subsidiaries.
SECTION 5.14.    Closing. From the date hereof until the Closing, each party hereto shall use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.
SECTION 5.15.    Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreement to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.
SECTION 5.16.    Exclusivity. From the date of this Agreement until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, neither the Seller nor any of its Affiliates, officers, employees, directors, agents or other representatives will (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any Person relating to an Alternative Acquisition Proposal, (b) participate in any discussions, conversations, negotiations or other communications with any Person regarding, or furnish to any Person other than Parent any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any Person to seek to enter into an Alternative Acquisition Proposal, or (c) enter into any agreement or arrangement with any Person for or with respect to any Alternative Acquisition Proposal.
SECTION 5.17.    Non-Competition; Non-Solicitation.
(a)In consideration of the benefits of this Agreement to the Seller and in order to induce Parent and the Purchaser to enter into this Agreement, the Seller hereby covenants and agrees that, effective upon the Closing, for a period of three years following the date of this Agreement, neither the Seller nor any of its Affiliates shall, without the prior written consent of Parent, directly or indirectly, own more than 5% of the outstanding Capital Stock of or a controlling interest in, or manage, operate or act in a similar arrangement for (in each case, other than solely in the capacity of an owner of 5% or less of the outstanding Capital Stock of), any other Person that does the following (collectively, “Competitor Business”): (i) leases, subleases, licenses, grants an indefeasible right of use, rents or otherwise sells or grants any rights to use fiber optic cabling or networks, whether as dark fiber or as lit services, or (ii) offers, sells or provides any bandwidth services (including wavelength or similar services) or fiber optic networks, in each case to commercial, non-profit or K-12 customers in any of the counties where the Assets are located as of the Closing Date as set forth in Section 3.16(c) of the Disclosure Schedule or any counties adjacent thereto; provided that the restrictions contained in this Section 5.17(a) shall not restrict the Seller or any of its Affiliates from (A) performing their obligations under this Agreement or the Ancillary Agreements, (B) acquiring any Person or business that (x) subject to the limitation set forth in clause (y) below, primarily provides electric power or gas utility services (whether organized as a utility, cooperative or otherwise) or (y) engages in any Competitor Business, so long as such Competitor Business does not contribute more than 25% of the average of the sum of (1) the operating income and (2) depreciation and amortization of such acquired Person or business on a consolidated basis for the two completed fiscal years immediately preceding the date of the definitive agreement to enter into the acquisition, (C) engineering, planning, designing, building or maintaining, or retaining or using any third party to engineer, plan, design, build or maintain, any asset for use by, or to be owned by, any Person other than the Seller or any of its Affiliates, (D) managing, operating or acting in a similar arrangement with respect to any Person in any geographical area other than the counties where the Assets are located as of the

Closing Date as set forth in Section 3.16(c) of the Disclosure Schedule or any counties adjacent thereto, (E) acquiring any fiber assets pursuant to any lien rights, customer bankruptcy or other settlement with respect to any planning, designing, building, construction or maintenance services provided for a customer or (F) any other services performed for any customer(s) in a Competitor Business contributing revenues not in excess of $5 million in the aggregate in any fiscal year of the Seller.
(b)In consideration of the benefits of this Agreement to the Seller and in order to induce Parent and the Purchaser to enter into this Agreement, the Seller hereby covenants and agrees that, effective upon the Closing, for a period of three years following the date of this Agreement, neither the Seller nor any of its Affiliates shall, without the prior written consent of Parent, directly or indirectly solicit any officer of the Company or any Subsidiary or any manager or employee of the Company or any Subsidiary (each, a “Restricted Person”) to terminate his or her employment with the Company or such Subsidiary. Notwithstanding the foregoing, the restrictions in the immediately preceding sentence shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted, directly or indirectly, towards any Restricted Persons.
(c)The Seller acknowledges and agrees that Parent and the Purchaser, in addition to any other rights and remedies each such party may have at law or in equity, shall be entitled to seek an order of specific performance, injunction, restraining order or such other temporary, preliminary or permanent equitable relief restraining a breaching party from committing any violation of the covenants and obligations contained in this Section 5.17, without the necessity of posting a bond or any other financial assurance. If any provision of this Section 5.17 shall be adjudged to be excessively broad as to duration, geographic scope, activity or subject, or is held to be unreasonable, arbitrary, against public policy or an otherwise unenforceable restriction with respect to any particular jurisdiction, the parties hereto intend that such provision(s) shall be deemed modified to the minimum degree necessary to make such provision(s) valid and enforceable under applicable Law and that such modified provision(s) shall thereafter be enforced to the fullest extent possible. The prevailing party shall be entitled to recover from the non-prevailing party or parties any and all fees, costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party in any Action to enforce this Section 5.17. The parties acknowledge and agree that (i) the restrictions set forth in this Section 5.17 are part of the essence of the transactions contemplated by this Agreement, and (ii) Parent and the Purchaser would not have entered into this Agreement but for the inclusion of the restrictions set forth in this Section 5.17. The Seller acknowledges and agrees that the restrictions set forth in this Section 5.17 are reasonable as to duration, geographic scope, activity and subject and are necessary to protect the business and financial interest of Parent and the Purchaser acquired pursuant to this Agreement.
SECTION 5.18.    Excluded Equity Interests. Prior to the Closing, the Seller shall cause the Company and any applicable Subsidiaries to distribute, transfer or otherwise convey to the Seller or any Affiliate thereof (other than the Company or any Subsidiary) all of the Capital Stock owned, directly or indirectly, by the Company or any such Subsidiary, as applicable, in Nova NextGen Solutions.
SECTION 5.19.    Earnings and Profits. From the date of this Agreement until the earlier of the time of the Closing and the termination of this Agreement pursuant to Article X, the Seller shall cause an accounting firm designated by the Seller and reasonably satisfactory to Parent and the Purchaser (the “Reporting Firm”) to prepare a report (including reasonably detailed supporting documentation), prior to Closing, setting forth the Reporting Firm’s calculation of the amount of Company E&P (the “Company E&P Report”), and Parent and the Purchaser shall cooperate and use reasonable efforts to assist the Reporting Firm in preparing such Company E&P Report. The Seller shall direct the Reporting Firm to provide Parent and the Purchaser a copy of the Company E&P Report (including the supporting documentation with respect thereto) no later than the date that is three Business Days prior to the Closing Date. The Seller and Parent shall each be responsible for 50% of the fees and expenses of the Reporting Firm with respect to the Company E&P Report. The parties agree to regularly consult with each other and the Reporting Firm with respect to the methodologies, assumptions, estimates and conclusions used in the preparation of, or to be reflected in, the Company E&P Report. Notwithstanding the foregoing or anything herein to the contrary, the Seller shall have no Liability for any Losses arising from or relating to the Company E&P Report, the calculation of Company E&P or the use of or reliance on the Company E&P Report by any of Parent, the Purchaser and their Affiliates.
ARTICLE VI
EMPLOYEE MATTERS
SECTION 6.01.    Benefits.
(a)As of the Closing Date, each then-current employee of the Company and the Subsidiaries (a “Transferred Employee”) shall cease to be covered by the Plans (other than the Company Plans) and shall be covered by the employee benefit plans of Parent. The medical, dental and health plans of Parent applicable to each Transferred Employee (A) shall not contain any exclusions for pre-existing conditions (other than conditions which barred coverage under the corresponding Plans), (B) shall cover as of the Closing Date each Transferred Employee (including any dependents) who was covered by a comparable Plan immediately prior to the Closing Date and (C) shall credit each Transferred Employee for the plan year of the Seller in which the Closing Date occurs with all deductibles and co-payments applicable to the portion of such plan year occurring prior to the Closing Date. In addition, Parent shall grant each Transferred Employee full credit for all periods of employment with the Seller, the Company and the Subsidiaries for eligibility, vesting and accrual purposes under the employee benefit plans of Parent applicable to such Transferred Employee (except that this sentence shall not obligate Parent to grant benefit accrual service under any defined benefit pension plan for any period of employment occurring prior to the Closing Date); provided, however, that such crediting of service shall not operate to duplicate any benefit to any such employee or the funding for any such benefit. The Seller shall retain, and shall indemnify Parent and its Affiliates (including after the Closing, the Company and the Subsidiaries), from and against (x) all Controlled Group Liability (including, for the avoidance of doubt, all liabilities or potential liabilities disclosed on Section 3.17(h) of the Disclosure Schedule), and (y) all liabilities with respect to the Plans (other than the Company Plans), in respect of each of clauses (x) and (y), regardless of whether arising from or relating to periods occurring before or after the Closing.
(b)Parent will accept, maintain and pay out, in the ordinary course consistent with past practice and in accordance with the terms of relevant Plan, the 2015 incentive bonus plans and practices that the Seller and the Company and Subsidiaries have in place with respect to the applicable participants at the Company and Subsidiaries (with the cash portion of such Plans paid in cash and the stock portion to be granted under such plans paid, at Parent’s option, in cash or Parent stock), provided that the amounts in respect of such Plans have been reflected in the Financial Statements and accrued as a current liability of the Company and the Subsidiaries.
(c)Parent will be responsible for any obligation with respect to the Transferred Employees under the Worker Adjustment and Retraining Notification Act or similar law, rule or regulation and for any obligations or liabilities relating to any termination of the Transferred Employees arising or accruing on or after the Closing Date.
(d)The parties agree that Change of Control Payments in the aggregate amount determined and calculated in accordance with Section 1.01(v) of the Disclosure Schedule shall be paid to such employees of the Company or the Subsidiaries, and in such amounts and in such manner of consideration, as set forth on Section 1.01(v) of the Disclosure Schedule, and the Seller shall take such actions with respect thereto as are specified on Section 1.01(v) of the Disclosure Schedule; provided that each such employee who is due to receive any Change of Control Payment shall be required to enter into a customary release, substantially in the form set forth in Section 6.01(d) of the Disclosure Schedule, provided by Parent prior to and in connection with such employee’s receipt of such Change of Control Payment. Following the Closing Date, Parent and the Purchaser shall, or shall cause the Company or a Subsidiary to, pay all Change of Control Payments (except for any Change of Control Payments that were paid at or prior to the Closing) in full.
(e)The Seller shall cooperate with Parent and the Purchaser and use reasonable efforts to assist Parent and the Purchaser in their efforts, in connection with the Closing, to have each Transferred Employee execute and complete the customary onboarding documentation (including a confidentiality and non-compete agreement) of Parent and otherwise acknowledge and become bound by Parent’s customary employment policies that apply to similarly situated employees of Parent.
(f)Notwithstanding any other provision herein to the contrary, no provision of this Agreement shall (i) create any third party beneficiary rights or obligations in any person (including for the avoidance of doubt any Transferred Employee) other than the parties hereto or any right to employment or continued employment or to a particular term or condition of employment with Parent or any of its Affiliates, (ii) be construed or deemed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, or (iii) limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them.
ARTICLE VII
TAX MATTERS
SECTION 7.01.    Indemnity.
(a)The Seller agrees to indemnify and hold harmless Parent, the Purchaser, the Company and each Subsidiary from and against any and all Losses arising out of or resulting from Excluded Taxes.
(b)Where permitted by applicable Law, the Seller and the Purchaser agree to cause the Company and each Subsidiary to terminate its taxable period as of the end of the Closing Date. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:
(i)in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or a Subsidiary (e.g., property Taxes), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(ii)in the case of any other Taxes (including any Taxes based upon income, receipts or payroll but other than Conveyance Taxes, which are the subject of Section 7.07), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.
(iii)Notwithstanding anything to the contrary herein, the amount of any expenses or costs (including any compensation or bonuses) incurred by the Company and the Subsidiaries in connection with the consummation of the transactions contemplated under this Agreement, in each case to the extent deductible under applicable Law, shall be taken as a deduction on the Tax Returns filed by or with respect to the Company and Subsidiaries for the taxable period ending on the Closing Date and, in the case of any Tax Returns filed for a Straddle Period, such deductions shall be allocable to the portion of the Straddle Period ending on the Closing Date. For this purpose, the safe harbor of Revenue Procedure 2011-29, 2011-18 IRB 746 shall be applied in determining the deductible amount of “success-based fees.”
(c)Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller shall not be liable for any claim for indemnification for Non-Income Taxes pursuant to Section 7.01(a), unless and until the aggregate amount of Non-Income Taxes which may be recovered from the Seller equals or exceeds $100,000 whereupon Parent, the Purchaser, the Company and the Subsidiaries shall be entitled to indemnification only to the extent of the amount, if any, that exceeds $100,000, (ii) the Seller shall not be liable for any claim for indemnification for Taxes attributable to actions taken by, or at the direction of, Parent, the Purchaser or any of their Affiliates that are effective on the Closing Date and not contemplated by this Agreement and (iii) the maximum amount of Excluded Taxes (other than any Taxes of the Seller or any consolidated combined, unitary, affiliated or similar group of which the Seller is the common parent) which may be recovered from the Seller under Section 7.01(a) shall be an amount equal to 25% of the Purchase Price and, in the case of any Taxes of the Seller or any consolidated, combined, unitary, affiliated or similar group of which the Seller is the common parent, shall be the Purchase Price.
(d)The Purchaser agrees to indemnify and hold harmless the Seller and its Affiliates against Taxes of the Company and the Subsidiaries for any Post-Closing Period and, with respect to any Straddle Period, any such Taxes that are allocable to the portion of the Straddle Period beginning after the Closing Date as determined under Section 7.01(b), in each case except for Taxes for which the Seller is obligated to indemnify Parent, the Purchaser, the Company or a Subsidiary under Section 7.01(a).
SECTION 7.02.    Returns and Payments.
(a)After the Closing, the Seller, at its sole expense, shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns (including Income Tax Returns) that are not Stand-Alone Returns for any Pre-Closing Period and any Straddle Period and all Income Tax Returns that are Stand-Alone Returns for any Pre-Closing Period, in each case relating to the Company and the Subsidiaries that are required to be filed after the Closing Date (taking into account applicable extensions). Except as otherwise required by applicable Law, such Tax Returns of the Company and the Subsidiaries (or, in the case of any Tax Return filed on a consolidated, combined, unitary or affiliated basis, with respect to the portion of any such return related to the Company and the Subsidiaries) shall be prepared in a manner consistent with past practices employed with respect to the Seller, the Company and the Subsidiaries. With respect to any Income Tax Return that is a Stand-Alone Return, the Seller shall provide the Purchaser and its authorized representatives with a copy of such completed Stand-Alone Return, together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Stand-Alone Return, and the Purchaser and its authorized representatives shall have the right to review and comment on such Stand-Alone Return prior to the filing of such Stand-Alone Return, provided that in the case of a Stand-Alone Return that is due within 30 Business Days after the Closing Date (including extensions thereof), the Seller shall provide a copy of such Stand-Alone Return (along with supporting information and schedules) and the Purchaser shall review and comment, as soon as practical before the filing due date. If the Seller and the Purchaser are unable to agree with respect to comments made by the Purchaser, the Seller and the Purchaser shall submit any such dispute to the Independent Accounting Firm which shall resolve any such dispute, and the decision of the Independent Accounting Firm shall be final, conclusive and binding. If the Independent Accounting Firm is unable to resolve the dispute at least three Business Days prior to the filing due date of the Stand-Alone Return at issue, such Stand-Alone Return shall be filed as prepared by the Seller, subject to subsequent amendment as may be necessary to reflect the decision of the Independent Accounting Firm and the obligations of the parties hereunder shall be appropriately adjusted. The fees and expenses of the Independent Accounting Firm shall be paid one-half by the Seller and one-half by the Purchaser.
(b)Except as otherwise provided in Section 7.02(a), the Purchaser (or, if applicable, Parent), at its sole expense, shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all other Tax Returns relating to the Company and the Subsidiaries for any Pre-Closing Period or any Straddle Period that are required to be filed after the Closing Date taking into account applicable extensions (for the avoidance of doubt, such Tax Returns shall not include any Tax Return filed by a consolidated, combined, unitary or affiliated group that includes the Seller or any of its Affiliates (other than the Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand). Except to the extent otherwise required under applicable Law, such Tax Returns described under this Section 7.02(b) shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries. The Purchaser shall provide the Seller and its authorized representatives with a copy of such completed Tax Returns and, if applicable, a statement certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 7.01, together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and the Seller and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return, provided that in the case of a Tax Return that is due within 30 Business Days after the Closing Date (including extensions thereof), the Purchaser shall provide a copy of such Tax Return (along with supporting information and schedules) and statement and the Seller shall review and comment, as soon as practical before the filing due date. If the Seller and the Purchaser are unable to agree with respect to comments made by the Seller, the Seller and the Purchaser shall submit any such dispute to the Independent Accounting Firm which shall resolve any such dispute and the decision of the Independent Accounting Firm shall be final, conclusive and binding. If the Independent Accounting Firm is unable to resolve the dispute at least three Business Days prior to the filing due date of the Tax Return at issue, such Tax Return shall be filed as prepared by the Purchaser (or Parent), subject to subsequent amendment as may be necessary to reflect the decision of the Independent Accounting Firm and the obligations of the parties hereunder shall be appropriately adjusted. The fees and expenses of the Independent Accounting Firm shall be paid one-half by the Seller and one-half by the Purchaser.
(c)The Seller shall pay, or cause to be paid, all unpaid Taxes shown due and payable (as agreed to by the Seller and the Purchaser or as determined by the Independent Accounting Firm, as the case may be) on any Tax Returns prepared and filed by the Seller pursuant to Section 7.02(a) with respect to the Company and the Subsidiaries. The Purchaser shall pay, or cause to be paid, all unpaid Taxes shown due and payable (as agreed to by the Seller and the Purchaser or as determined by the Independent Accounting Firm, as the case may be) on Tax Returns prepared and filed by the Purchaser (or Parent) pursuant to Section 7.02(b) with respect to the Company and the Subsidiaries (subject to its right of indemnification from the Seller by the date set forth in Section 7.05 for Taxes for a Pre-Closing Period or, in the case of a Straddle Period, allocable to the portion of the period ending on the Closing Date pursuant to Section 7.01(a) and Section 7.01(b), provided that the limitations of Section 7.01(c) shall not apply).
SECTION 7.03.    Refunds. Any Tax refund or overpayment (including any interest with respect thereto) relating to the Company or any Subsidiary for any Pre-Closing Period, including the portion of any such refund or overpayment attributable to Taxes that are allocable to the pre-Closing portion of any Straddle Period under Section 7.01(b), shall be the property of the Seller, and if received by, or credited to, the Purchaser, an Affiliate of the Purchaser, the Company or any Subsidiary shall be paid over promptly to the Seller (net of any income Taxes or other expenses incurred with respect to the receipt or realization of such refund or overpayment). Notwithstanding the foregoing, any Tax refund (or equivalent benefit to the Seller through a reduction in Tax liability) for any Pre-Closing Period arising out of the carryback of a loss, credit or other Tax attribute arising or incurred by the Company or any Subsidiary in any Post-Closing Period, which under applicable Law is required to be carried back to a Pre-Closing Period, shall be the property of the Purchaser and, if received by the Seller or an Affiliate of the Seller, shall be paid over promptly to the Purchaser (net of any income Taxes or other expenses incurred with respect to the receipt or realization of such refund or overpayment). Unless otherwise required under applicable Law, the Purchaser shall, and shall cause the Company and Subsidiaries, not to carry back any loss, credit or other Tax attribute arising or incurred by the Company or any Subsidiary in any Post-Closing Period to a Pre-Closing Period.

SECTION 7.04.    Contests.
(a)After the Closing, the Purchaser shall promptly notify the Seller in writing of any written notice of the commencement of any Action or proposed assessment or Claim made against, or with respect to, the Purchaser, its Affiliates or the Company or any Subsidiary which (i) relates to a Pre-Closing Period or a Straddle Period of the Company or any Subsidiary or (ii) if determined adversely to the taxpayer, could be grounds for indemnification under this Article VII (a “Tax Action”); provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification under this Article VII except to the extent that such failure prejudices the Seller.
(b)In the case of a Tax Action (other than a Tax Action that relates to a Straddle Period with respect to a Stand-Alone Return), the Seller (and its authorized representatives) shall have the right, at its expense, to control the conduct of the Tax Action; the Purchaser (and its authorized representatives) may also, at its expense, participate in, but not control, any such Tax Action that is solely related to a Stand-Alone Return and, if the Seller does not assume the defense of a Tax Action, the Purchaser (or its authorized representative) may defend the same in such manner as it may deem appropriate. In the case of a Tax Action that relates to a Straddle Period with respect to a Stand-Alone Return, the Purchaser (and its authorized representatives) shall have the right, at its expense, to control the Tax Action; the Seller (and its authorized representatives) may also, at its expense, participate in, but not control, any such Tax Action and, if the Purchaser (or its authorized representative) does not assume the defense of any such Tax Action, the Seller (and its authorized representatives) may defend the same in such manner as it may deem appropriate.
(c)Notwithstanding anything to the contrary in this Section 7.04, with respect to any taxable period that begins before the Closing Date, neither the Purchaser nor the Seller shall enter into any compromise or agree to settle any Tax Action which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed. The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any Tax Action.
SECTION 7.05.    Time of Payment. Payment by the Seller of any amounts due under this Article VII in respect of Taxes shall be made at least three Business Days before the due date of the applicable Tax Return required to be filed by Parent or the Purchaser pursuant to Section 7.02(b) for which the Seller is responsible under Section 7.01(a) and Section 7.01(b) or within ten Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, a non-appealable final assessment of a Tax by a Governmental Authority, or a “determination” as defined in Section 1313(a) of the Code.
SECTION 7.06.    Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the

Subsidiaries to provide such cooperation and information) in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes, or (c) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof to the extent related to the Company and the Subsidiaries, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.06. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company or any Subsidiary for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents that relate solely to the Company and the Subsidiaries as such other party may select (at such other party’s expense). Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or handling a Tax Action.
SECTION 7.07.    Conveyance Taxes. Any Conveyance Taxes imposed in connection with the transactions contemplated by this Agreement shall be borne 50% by the Purchaser and 50% by the Seller as Reimbursable Expenses. The parties will cooperate to file all necessary Tax Returns and other documentation with respect to all such Conveyance Taxes and, if required by applicable Laws, will join in the execution of any such Tax Returns and other documentation. The parties shall take any reasonable action that may be available to reduce or eliminate any Conveyance Taxes.
SECTION 7.08.    No Section 338 Election. The Purchaser and the Seller agree that no election shall be made under Sections 338(g) or Section 338(h)(10) of the Code with respect to the sale of the Shares under this Agreement, nor shall any similar elections be made under applicable state or local Laws.
SECTION 7.09.    Miscellaneous.
(a)The Seller and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or, if applicable, as capital contributions from the Seller to the Company immediately prior to the Closing for Tax purposes and that such treatment shall govern for purposes hereof.

(b)All payments payable under any Tax sharing agreement or arrangement between the Seller and the Company or any Subsidiary for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing. Any such Tax sharing agreement or arrangement between the Seller and the Company or any Subsidiary shall be terminated on or prior to the Closing.
(c)Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless Parent, the Purchaser, the Company and the Subsidiaries pursuant to this Article VII, and the representations and warranties dealing with Tax matters, including those contained in Section 3.19, shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). If written notice of a claim has been given to the Seller in good faith prior to the expiration of the relevant obligation, representation or warranty described in the immediately preceding sentence, then the relevant obligation, representation or warranty shall survive as to such claim, until such claim has been finally resolved.
(d)Except as otherwise required under this Agreement, applicable Law, or in settlement of a Tax audit or similar proceeding initiated by a Governmental Authority, none of Parent, the Purchaser, their Affiliates, the Company and the Subsidiaries shall amend any Tax Return (or file an original Tax Return) of the Company or any Subsidiary with respect to a Pre-Closing Period or Straddle Period.
(e)None of Parent, the Purchaser, their Affiliates, the Company and the Subsidiaries shall make, revoke or modify any Tax election of the Company or any Subsidiary with respect to any Pre-Closing Period or any Straddle Period to the extent such action could reasonably be expected to increase the Seller’s liability (including under this Agreement).
(f)Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by this Article VII; provided, however, that Section 9.07 shall apply to this Article VII.
ARTICLE VIII
CONDITIONS TO CLOSING
SECTION 8.01.    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants. (i) The Purchaser Fundamental Representations shall be true and correct (without regard to the terms

“material,” “material adverse effect” and other similar qualifications based upon materiality) in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct in all material respects as of that specified date), (ii) the other representations and warranties of the Purchaser or Parent contained in this Agreement shall be true and correct (without regard to the terms “material,” “material adverse effect” and other similar qualifications based upon materiality) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s or Parent’s ability to consummate the transactions contemplated hereby and (iii) the covenants and agreements contained in this Agreement to be complied with by Parent or the Purchaser on or before the Closing shall have been complied with in all material respects;
(b)HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;
(c)Approvals of Governmental Authorities. The FCC/State PUC Approvals and other approvals required to be obtained from a Governmental Authority in connection with the Closing, as set forth in Section 8.01(c)(i) of the Disclosure Schedule (collectively, the “Closing Approvals”), shall have been obtained, and, with respect to the other FCC/State PUC Approvals and other approvals set forth in Section 8.01(c)(ii) of the Disclosure Schedule (collectively, the “Additional Approvals”), such Additional Approvals shall have been obtained or, if not obtained, the Communications License, Permit or other right related to such Additional Approvals shall have been withdrawn or terminated;
(d)No Proceeding or Litigation. No Action shall have been (i) threatened in writing by any Governmental Authority or (ii) commenced by any Governmental Authority, in each case, that threatens or seeks, respectively, to impose any conditions, Liabilities, restrictions or requirements (including the taking of, or requirement to omit the taking of, actions) that has resulted in, or would reasonably be expected to result in, any Governmental Order (whether temporary, preliminary or permanent) having any of the effects set forth in clauses (i), (ii) or (iii) of Section 5.04(b);
(e)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that prevents, prohibits or makes illegal the purchase of the Shares contemplated by this Agreement;
(f)Purchase Price. The Purchaser shall have delivered the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account; and

(g)Credit Support Instruments. The Seller and each of its Affiliates, as applicable, shall have been released from the Credit Support Instruments and the Company and the Subsidiaries, as applicable, shall have been released and removed as parties from each of the Retained Credit Instruments, in each case as contemplated by Section 5.10.
SECTION 8.02.    Conditions to Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants. (i) The Seller Fundamental Representations and the representations and warranties of the Seller contained in Section 3.07 (Financial Information) shall be true and correct (without regard to the terms “material,” “Material Adverse Effect” and other similar qualifications based upon materiality) in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct in all material respects as of that specified date), (ii) the representations and warranties of the Seller contained in Section 3.08 (Absence of Undisclosed Liabilities) shall be true and correct in all material respects (except with respect to clause (c) of Section 3.08, which shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date, (iii) the other representations and warranties of the Seller contained in Article III of this Agreement shall be true and correct (without regard to the terms “material,” “Material Adverse Effect” and other similar qualifications based upon materiality) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be so true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (iv) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects;
(b)HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;
(c)Approvals of Governmental Authorities. The Closing Approvals shall have been obtained and the Additional Approvals shall have been obtained or, if not obtained, the Communications License, Permit or other right related to such Additional Approvals shall have been withdrawn or terminated;
(d)No Proceeding or Litigation. No Action shall have been (i) threatened in writing by any Governmental Authority or (ii) commenced by any Governmental Authority, in each case, that threatens or seeks, respectively, to impose any conditions, Liabilities, restrictions or requirements (including the taking of, or requirement to omit the taking of, actions) that has resulted in, or would reasonably be expected to result in, any Governmental Order (whether temporary, preliminary or permanent) having any of the effects set forth in clauses (i), (ii) or (iii) of Section 5.04(b);
(e)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that prevents, prohibits or makes illegal the purchase of the Shares contemplated by this Agreement;
(f)No Material Adverse Effect. No event or events shall have occurred since the date of this Agreement which, individually or in the aggregate, have had a Material Adverse Effect; and
(g)Credit Support Instruments. The Seller and each of its Affiliates, as applicable, shall have been released from the Credit Support Instruments and the Company and the Subsidiaries, as applicable, shall have been released and removed as parties from each of the Retained Credit Instruments, in each case as contemplated by Section 5.10.
SECTION 8.03.    Frustration of Closing Conditions. None of the Seller, Parent or the Purchaser may rely on the failure of any condition set forth in Section 8.01 or Section 8.02, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with the terms of this Agreement, including Section 5.04 and Section 5.10.
ARTICLE IX
INDEMNIFICATION
SECTION 9.01.    Survival of Representations and Warranties.
(a)The representations and warranties of the Seller contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that (i) the Seller Fundamental Representations shall survive indefinitely, (ii) the representations and warranties contained in Section 3.19 (Taxes) shall survive as provided in Section 7.09(c), (iii) the representations and warranties contained in Section 3.12 (Environmental Matters) and Section 3.17(e) (Employee Benefit Matters - Absence of Certain Liabilities and Events) shall survive until the second anniversary of the Closing and (iv) the representations and warranties contained in Section 3.07 (Financial Information), Section 3.08 (Absence of Undisclosed Liabilities) and Section 3.11 (Compliance with Laws; Permits) shall survive until 18 months after the Closing Date. If written notice of a claim has been given by the Purchaser to the Seller in accordance with the terms of this Agreement and in good faith prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)The representations and warranties of the Purchaser and Parent contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that the Purchaser Fundamental Representations shall survive indefinitely. If written notice of a claim has been given by the Seller to Parent or the Purchaser in accordance with the terms of this Agreement and in good faith prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
SECTION 9.02.    Indemnification by the Seller. The Seller shall indemnify and hold harmless the Purchaser, Parent and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) from and against any and all Liabilities, losses, damages, claims, out-of-pocket costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”) arising out of or resulting from:
(a)the breach as of the date hereof or as of the Closing Date of any representation or warranty made by the Seller contained in this Agreement or in any certificate delivered by the Seller hereunder (it being agreed that for purposes of determining the amount of any Loss with respect thereto, all such representations and warranties of the Seller (other than the Seller Fundamental Representations and Section 3.09(b) and with respect to the scope of any disclosures required on the Disclosure Schedule) that are qualified as to materiality shall be deemed to be not so qualified);
(b)the breach of any covenant or agreement by the Seller contained in this Agreement or the Ancillary Agreement; or
(c)Nova NextGen Solutions, whether arising prior to, on or after the Closing Date; provided that, for the avoidance of doubt, the Seller shall not be liable pursuant to this Section 9.02(c) for any Liabilities or Losses resulting from the ownership or operation of the Business by Parent and its Affiliates (including the Company and the Subsidiaries) after the Closing (including any such Liabilities or Losses that (i) relate to or result from any breach, default, violation or occurrence occurring after the Closing or arising from an event, circumstance or condition occurring or existing after the Closing that did not exist prior to the Closing, (ii) relate to a warranty or indemnity for which the underlying circumstances relating to the warranty or indemnity claim arose after the Closing, (iii) accrue or relate to the operations of the Business after the Closing, or (iv) are required to be performed after the Closing (and are not required to be performed on or prior to the Closing Date and did not arise from an event, circumstance or condition occurring or existing prior to the Closing)).
To the extent that the Seller’s undertakings set forth in this Section 9.02 may be unenforceable, the Seller shall contribute the maximum amount (subject to Section 9.04) that it is permitted to contribute under applicable Law to the payment and satisfaction of all such Losses incurred by the Purchaser Indemnified Parties.

SECTION 9.03.    Indemnification by the Purchaser. The Purchaser and Parent, jointly and severally, shall indemnify and hold harmless the Seller and its Affiliates and stockholders and the Seller’s and its Affiliates’ respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses arising out of or resulting from:
(a)the breach as of the date hereof or as of the Closing Date of any representation or warranty made by the Purchaser or Parent contained in this Agreement or in any certificate delivered by the Purchaser or Parent hereunder (it being agreed that for purposes of determining the amount of any Loss with respect thereto, all such representations and warranties of the Purchaser or Parent (other than the Purchaser Fundamental Representations) that are qualified as to materiality shall be deemed to be not so qualified);
(b)the breach of any covenant or agreement by the Purchaser or Parent contained in this Agreement or the Ancillary Agreement; or
(c)any use by Parent, the Purchaser or their Affiliates (including the Company and the Subsidiaries) of the Retained Names after the Closing, except for claims that the Retained Names infringe the Intellectual Property of any third party.
To the extent that the Purchaser’s and Parent’s undertakings set forth in this Section 9.03 may be unenforceable, each of the Purchaser and Parent shall contribute the maximum amount (subject to Section 9.04) that it is permitted to contribute under applicable Law to the payment and satisfaction of all such Losses incurred by the Seller Indemnified Parties.
SECTION 9.04.    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a) or Section 9.03(a) (other than indemnification in respect of Seller Fundamental Representations or Purchaser Fundamental Representations, respectively) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $7.5 million, whereupon the Indemnifying Party shall not be liable for indemnification except to the extent that the aggregate amount of such Losses exceeds $7.5 million; (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(a) or Section 9.03(a) (other than indemnification in respect of Seller Fundamental Representations or Purchaser Fundamental Representations, respectively) as the case may be, shall be an amount equal to 7.5% of the Purchase Price; (c) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(a) or Section 9.03(a) for indemnification in respect of Seller Fundamental Representations or Purchaser Fundamental Representations, respectively, as the case may be, shall be an amount equal to the Purchase Price; (d) an Indemnifying Party shall not be liable for any Losses pursuant to Section 9.02(a) or Section 9.03(a), other than for indemnifiable Losses in excess of $50,000 resulting from a single claim or aggregate claims arising from the same facts, event or circumstances; and (e) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02 or Section 9.03, as the case may be, shall be an amount equal to the Purchase Price. Notwithstanding the foregoing, the provisions of this Section 9.04 shall not apply to indemnification in respect of the obligations of the parties pursuant to Section 5.10.
SECTION 9.05.    Notice of Loss; Third Party Claims.
(a)An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b)If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article IX, promptly, but in no event later than 30 days after the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists a conflict of interest that the Indemnified Party’s outside counsel shall have advised the Indemnified Party would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party so determines counsel is required, at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Action. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, during normal business hours and on reasonable advance notice, and at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, then the Indemnifying Party shall have the right to settle any Third Party Claim (i) (A) for which it obtains a full release of the Indemnified Party in respect of such Third Party Claim and (B) which settlement does not impose upon any Indemnified Party any injunctive or equitable relief (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages), or (ii) to which settlement the Indemnified Party consents in writing (not to be unreasonably withheld, conditioned or delayed). If, within 30 days after the receipt of the notice of such Third Party Claim, the Indemnifying Party does not notify the Indemnified Party that it elects to undertake the defense of such Third Party Claim, the Indemnified Party shall have the right to contest, settle or compromise such Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that no Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder under any circumstances without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and (B) does not impose upon the Indemnifying Party any injunctive or equitable relief (other than any immaterial injunctive or equitable relief that is merely incidental to a primary obligation for monetary damages). In such event, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, during normal business hours and on reasonable advance notice, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. Notwithstanding anything in this Section 9.05 to the contrary, if a Third Party Claim relates to or arises in connection with any criminal Action or any Action seeking equitable or remedial relief, the Indemnified Party shall be entitled to jointly control the defense thereof with the Indemnifying Party for so long as such Action is continuing.
SECTION 9.06.    Exclusive Remedy. The parties hereto acknowledge and agree that, except with respect to common law fraud (excluding any concept of “constructive fraud”) and except for the right to specifically enforce the provisions of this Agreement as provided in Section 5.17 and Section 11.10, following the Closing, the provisions of Section 5.10, Section 6.01, Article VII and this Article IX shall be the sole and exclusive remedies of the Seller Indemnified Parties and the Purchaser Indemnified Parties for any Loss and any and all claims arising under, out of, or related to this Agreement or the sale and purchase of the Company and Subsidiaries, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates (and, with respect to the Seller, its stockholders) and each of their respective officers, directors, employees, agents, successors and assigns arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII or this Article IX or the provisions in Section 5.10 or Section 6.01. The provisions of this Section 9.06, together with the provisions of Section 5.10 and Section 6.01 and the limited remedies provided in Article VII and this Article IX, were specifically bargained for between Parent, the Purchaser and the Seller and were taken into account by Parent, the Purchaser and the Seller in arriving at the Purchase Price. The Seller has specifically relied upon the provisions of this Section 9.06, together with the provisions of Section 5.10 and Section 6.01 and the limited remedies provided in Article VII and this Article IX, in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.
SECTION 9.07.    Certain Other Indemnification Matters.
(a)The Losses giving rise to any indemnification obligation hereunder (including Article VII) shall be reduced by any third party insurance proceeds or other payments actually received by the Indemnified Party in satisfaction of any such Losses and by any Tax benefits attributable to such Losses actually realized in the year the Loss is incurred or sustained for federal income Tax purposes or the immediate following taxable year by the Indemnified Party. Any Indemnified Party that becomes aware of Losses for which it intends to seek indemnification hereunder shall use reasonable efforts to collect any amounts to which it reasonably may be entitled under insurance policies or indemnity, contribution or other similar agreements for any Losses.
(b)Notwithstanding any other provision of this Agreement, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages (other than punitive damages actually paid in respect of a Third Party Claim) or loss of business reputation or any damages based on any type of multiple relating to the breach or alleged breach of this Agreement. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Each Indemnified Party shall take, and cause its Affiliates to take, reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto (including by pursuing any insurance claims), including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
ARTICLE X
TERMINATION
SECTION 10.01.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by Parent if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 10 Business Days after the giving of written notice by Parent or the Purchaser specifying such breach;

(b)by the Seller if Parent or the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 10 Business Days after the giving of written notice by the Seller specifying such breach;
(c)by either the Seller or Parent if the Closing shall not have occurred by September 30, 2015 (the “Initial End Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur or a condition to Closing to be satisfied on or prior to such date; provided further that if, as of the Initial End Date, (i) any condition set forth in Section 8.01(b), Section 8.01(c), Section 8.01(g), Section 8.02(b), Section 8.02(c) or Section 8.02(g) has not been waived or satisfied, (ii) all of the other conditions to Closing set forth in Article VIII shall have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until at or immediately prior to the Closing, but which conditions would be satisfied if the Closing Date were the Initial End Date), and (iii) either of the Seller, on the one hand, or Parent and the Purchaser, on the other hand, notifies the other parties hereto in writing that it desires to extend the Initial End Date in order to satisfy the applicable condition or conditions set forth in Section 8.01(b), Section 8.01(c), Section 8.01(g), Section 8.02(b), Section 8.02(c) or Section 8.02(g), then the End Date shall be the earliest to occur of (x) December 14, 2015, (y) the date upon which a Governmental Authority shall have entered an order enjoining the parties from consummating the Closing and such order shall have become final and non-appealable, and (z) in the case of any such extension to satisfy a condition set forth in Section 8.01(c) or Section 8.02(c), the date upon which the FCC or any State PUC shall have entered an order denying an FCC/State PUC Filing associated with a non-waived Closing Approval under Section 8.01(c) or Section 8.02(c) and such order shall have become final and non-appealable;
(d)by either Parent or the Seller in the event that any Governmental Authority shall have issued any Law or Governmental Order or taken any other action restraining, enjoining or otherwise preventing, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement and, in any such case, such Law or Governmental Order or other action shall have become final and nonappealable; or
(e)by the mutual written consent of the Seller and Parent.
SECTION 10.02.    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto pursuant to this Agreement except (a) as set forth in Section 5.03 and Article XI and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement prior to termination. For the avoidance of doubt, the Non-Disclosure Agreement shall survive the termination of this Agreement for any reason.

ARTICLE XI
GENERAL PROVISIONS
SECTION 11.01.    Expenses. Except as otherwise specified in this Agreement, (a) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred and (b) the Seller will pay any out-of-pocket expenses incurred by the Company or Subsidiaries (including fees and disbursements of counsel, financial advisors and accountants to the Company and the Subsidiaries) in connection with this Agreement.
SECTION 11.02.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) if delivered in person, upon delivery, (ii) if delivered by an internationally recognized overnight courier service, on the next Business Day following the date of delivery to and acceptance by such courier service, (iii) if delivered by facsimile, on the date of such delivery if delivered on a Business Day during normal business hours (or, if not, on the next Business Day), provided that (A) the relevant delivery report or computer record, as applicable, indicates a full and successful delivery, and (B) such delivery is immediately followed by delivery pursuant to clauses (i) or (ii) above, or (iv) if delivered by registered or certified mail (postage prepaid, return receipt requested), five Business Days following the date of deposit thereof in the United States mail. All notices, requests, claims, demands and other communications hereunder shall be delivered to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)if to the Seller:
Quanta Services, Inc.
2800 Post Oak Blvd., Suite 2600
Houston, TX 77056-6175
Facsimile: (713) 629-7639
Attention: General Counsel

with a copy to:
Duane Morris LLP
1330 Post Oak Blvd., Suite 800
Houston, TX 77056-3166
Facsimile: (713) 583-9179
Attention: Shelton M. Vaughan

(b)if to the Purchaser or Parent:
Crown Castle International Corp.
1220 Augusta Drive, Suite 600
Houston, Texas 77057
Facsimile: (713) 570-3053
Attention:    CFO (Jay Brown)
General Counsel (E. Blake Hawk)
with a copy to:
Cravath, Swaine & Moore, LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700
Attention:    Stephen L. Burns
Johnny G. Skumpija
SECTION 11.03.    Public Announcements. None of the parties hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed) unless otherwise required by Law or applicable stock exchange rule or regulation (based upon the advice of counsel), and, to the extent permitted by applicable Law, the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.
SECTION 11.04.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 11.05.    Entire Agreement. This Agreement, the Ancillary Agreement and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto with respect to the sale and purchase of the Company and Subsidiaries and the other subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser or Parent with respect to the sale and purchase of the Company and Subsidiaries and the other subject matter hereof and thereof. The parties shall not be bound by any stipulations, representations, agreements or promises, oral or otherwise, not printed in written form in this Agreement, the Ancillary Agreement or the Non-

Disclosure Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations in respect of the sale and purchase of the Company and Subsidiaries exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, each of the parties hereby acknowledges that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Company and Subsidiaries shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action in, whether in contract or in tort, for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement, the Ancillary Agreement or any certificate, instrument or document delivered hereunder.
SECTION 11.06.    Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and Parent (which consent may be granted or withheld in the sole discretion of the Seller or Parent, as applicable) and any such assignment or attempted assignment without such consent shall be void. Notwithstanding the foregoing, the Purchaser may assign this Agreement to one or more Affiliates of Parent without the consent of the Seller, provided that any such assignment by the Purchaser shall not relieve the Purchaser of any liability or obligation hereunder.
SECTION 11.07.    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and Parent or (b) by a waiver in accordance with Section 11.08.
SECTION 11.08.    Waiver. The Seller, on the one hand, and Parent and the Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any certificate delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of the Seller, Parent or the Purchaser to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09.    No Third Party Beneficiaries. Except for the provisions of Article IX relating to indemnified parties and pursuant to Section 5.11 and Section 11.15, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
SECTION 11.10.    Specific Performance. The parties hereto acknowledge and agree that they would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which the parties hereto may be entitled, at Law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches or threatened breaches of any of the provisions of this Agreement.
SECTION 11.11.    Governing Law. THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT). SUBJECT TO THE PROVISIONS OF SECTION 7.02 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER IN ACCORDANCE WITH ITS TERMS), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK, NEW YORK AND IN FEDERAL COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF. EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE

THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. EACH OF THE PARTIES FURTHER AGREES THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT TO THE NOTICE ADDRESS SET FORTH WITH RESPECT THERETO IN SECTION 11.02 SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
SECTION 11.12.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEE TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INCLUDED TO ENTER INTO THIS AGREEMENT AND TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
SECTION 11.13.    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
SECTION 11.14.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
SECTION 11.15.    Non-Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Seller, Parent and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
QUANTA SERVICES, INC.

By: /s/ Nicholas M. Grindstaff __
Name: Nicholas M. Grindstaff
Title: Vice President - Finance

CROWN CASTLE INTERNATIONAL CORP.

By: /s/ E. Blake Hawk_____________
Name: E. Blake Hawk
Title: Executive Vice President

CC SCN Fiber LLC

By: /s/ E. Blake Hawk_____________
Name: E. Blake Hawk
Title: Executive Vice President

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